EXHIBIT 10.1

Execution Version

_____________________

ASSET PURCHASE AGREEMENT
_____________________

among

COSI, INC.

HEARTHSTONE PARTNERS, LLC

HEARTHSTONE ASSOCIATES, LLC

XANDO COSI MARYLAND, INC.

COSI SANDWICH BAR, INC.

and

LIMAB LLC

Dated as of October 18, 2016

EXHIBITS

Exhibit A	Form of Assignment of Intellectual Property

Exhibit B	Form of Assignment of Leased Real Property

Exhibit C	Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit D	Sellers’ Disclosure Schedules

Exhibit E	Reorganization Notice

Exhibit F	Form of General Release

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 18, 2016, among Cosi, Inc., a Delaware corporation (“Cosi”), Hearthstone Partners, LLC, a Massachusetts limited liability company, Hearthstone Associates, LLC, a Massachusetts limited liability company, Xando Cosi Maryland, Inc., a Maryland corporation, and Cosi Sandwich Bar, Inc., a Delaware corporation (each, including Cosi, a “Seller” and collectively, the “Sellers”), and LIMAB LLC, a Delaware limited liability company (the “Purchaser” and, together with the Sellers, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Sellers are engaged in the business of operating and franchising the “COSI” chain of international casual dining restaurants (the “Business”);

WHEREAS, on September 28, 2016 (the “Petition Date”), the Sellers commenced voluntary cases under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code 11. U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Massachusetts (the “Bankruptcy Court”);

WHEREAS, the Sellers desire (i) to sell, assign and transfer to the Purchaser, and the Purchaser desires to purchase and acquire from the Sellers, the Purchased Assets free and clear of all liens, claims, encumbrances and interests, whether known or unknown, liquidated or unliquidated, other than as expressly permitted hereunder and (ii) assign to the Purchaser the Assigned Contracts and, in connection therewith, the Purchaser is willing to pay the Purchase Price (including, without limitation, the assumption of the Assumed Liabilities), all upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties intend to effectuate the transactions contemplated by this Agreement though a sale, assignment and transfer of the Purchased Assets and the assignment of the Assigned Contracts pursuant to Sections 363 and 365 of the Bankruptcy Code;

WHEREAS, this Agreement shall serve as the “stalking horse bid” in the Chapter 11 Cases and be subject to higher and better offers pursuant to the Bidding Procedures under the Bidding Procedures Order; and

WHEREAS, the execution and delivery of this Agreement and the Parties’ ability to consummate the transactions set forth in this Agreement are subject, among other things, to the entry of the Sale Order.

NOW, THEREFORE, in consideration of the promises and the representations, warranties, agreements and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           Definitions. For purposes of this Agreement:

“Unaudited Financial Statements” has the meaning given to it in Section 3.04.

“AB Opportunity Fund” means AB Opportunity Fund, LLC, a Delaware limited liability company.

“AB Value Partners” means AB Value Partners, L.P., a Delaware limited partnership.

“Action” means any claim, as defined in the Bankruptcy Code, action, complaint, suit, litigation, arbitration, appeal, petition, demand, inquiry, hearing, proceeding, investigation or other dispute, whether civil, criminal, administrative or otherwise, at law or in equity, by or before any Governmental Authority or any third person.

“Affected Assets” has the meaning given to it in Section 5.03.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning given to it in the preamble hereto.

“Allocation Schedule” has the meaning given to it in Section 2.06.

“Alternate Purchaser” has the meaning given to it in Section 8.01(j).

“Alternate Transaction” has the meaning given to it in Section 8.01(e).

“Ancillary Agreements” means the Bill of Sale and Assignment and Assumption Agreement, the Deeds, the Assignments of Leased Properties, the Assignment of Intellectual Property and any other instrument or agreement contemplated by this Agreement or the foregoing.

“Asset Contribution” has the meaning given to it in Section 5.16(a).

“Assigned Contracts” has the meaning given to it in Section 2.01(a)(x).

“Assigned Leases” has the meaning given to it in Section 2.01(a)(i).

“Assignment of Intellectual Property” means the Assignment of Transferred Intellectual Property to be executed and delivered by the Sellers and the Purchaser or Newco, as applicable, at the Closing, substantially in the form attached hereto as Exhibit A.

“Assignments of Leased Properties” means the Assignments of Leased Properties to be executed and delivered by the Sellers and the Purchaser or Newco, as applicable, at the Closing with respect to the leases of the Leased Real Property that are Assigned Contracts, substantially in the form attached hereto as Exhibit B.

“Assignment of Equity Interests” means an assignment of equity interests, in in form and substance acceptable to the Purchaser, assigning the Sellers’ ownership interest in Newco to the Purchaser.

“Assumed Employee Plan” has the meaning given to it in Section 6.01(d).

“Assumed Liabilities” has the meaning given to it in Section 2.02.

“Assumed Trade Payables” has the meaning given to it in Section 2.02(a)(iv).

“Auction” has the meaning given to it in Section 2.12(a).

“Audited Financial Statements” has the meaning given to it in Section 3.04.

“Avoidance Actions” shall mean all rights of Seller’ estate under Section 544, 547 and 548 of the Bankruptcy Code.

“Bankruptcy Code” has the meaning given to it in the recitals hereto.

“Bankruptcy Court” has the meaning given to it in the recitals hereto.

“Bidding Procedures” means the procedures for the submission of competing bids for the acquisition of the Purchased Assets.

“Bidding Procedures Motion” means a motion, in form and substance reasonably satisfactory to Purchaser, to approve the Bidding Procedures Order.

“Bidding Procedures Order” means an Order of the Bankruptcy Court in form and substance satisfactory to Purchaser in its sole and absolute discretion (including approval of Bidding Procedures and Break-Up Protection contemplated by this Agreement).

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement to be executed and delivered by the Sellers and the Purchaser or Newco, as applicable, at the Closing, substantially in the form attached hereto as Exhibit C.

“Break-Up Protection” has the meaning given to it in Section 8.02(b).

“Business” has the meaning given to it in the recitals hereto.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Business Employees” means all current employees, officers and directors of Sellers and their Affiliates who perform, as of the date hereof, services related to the Business.

“Chapter 11 Cases” has the meaning given to it in the recitals hereto.

“Closing” has the meaning given to it in Section 2.08.

“Closing Date” has the meaning given to it in Section 2.08.

“Closing Working Capital” means (a) the Current Assets of the Sellers, less (b) the Current Liabilities of the Sellers, determined as of the open of business on the Closing Date.

“Consent” means any consent, waiver, approval, order or authorization of, or registration, declaration or filing with or notice to, any Governmental Authority or other Person.

“Contracts” means any contract, arrangement, note, bond, commitment, purchase order, sales order, franchise, guarantee, indemnity, indenture, instrument, lease, license or other agreement, understanding, instrument or obligation, whether written or oral, all amendments, supplements and modifications of or for any of the foregoing and all rights and interests arising thereunder or in connection therewith.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs, policies or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Controlled Group Liabilities” means any and all Liabilities of any Seller or any ERISA Affiliate (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of any foreign Laws.

“Conveyance Taxes” has the meaning given to it in Section 5.09(a).

“Corporate Name” has the meaning given to it in Section 5.06(a).

“Cosi” has the meaning given to it in the preamble.

“Credit Bid” means a credit bid of all outstanding liquidated obligations of the Sellers under the DIP Facility, including, without limitation, principal, interest, fees and expenses.

“Cure Costs” has the meaning given to it in Section 2.07(a).

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which the Purchaser will not receive the benefit following the Closing; (b) deferred Tax assets; and (c) receivables from any of the Sellers’ Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Current Liabilities” means accounts payable, including Assumed Trade Payables, accrued Taxes and accrued expenses, but excluding payables to any of the Sellers’ Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, Gift Card Liabilities, Customer Program Liabilities, deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“Customer Program Liabilities” has the meaning given to it in Section 2.02(a)(v).

“Customer Programs” means (i) the “Cosi Card” customer loyalty rewards program and (ii) the Cosi discount program.

“Determination Date” means the date that is ten (10) days prior to the Closing Date.

“DIP Credit Documents” means the DIP Facility and any ancillary documents entered into in connection therewith.

“DIP Facility” means that certain secured super-priority debtor-in-possession multiple-draw term credit facility by and between the Sellers and the DIP Lenders.

“DIP Lenders” means AB Opportunity Fund, AB Value Partners and Milfam.

“DIP Notes” means those certain secured debtor-in-possession promissory notes issued by the Sellers for the benefit of the DIP Lenders in the original aggregate principal amount of $4,100,000.

“DIP Financing Order” means the Interim Order of the Bankruptcy Court approving the Sellers’ Motion Authorizing the Sellers to Obtain Post-Petition Financing and Granting Adequate Protection to Prepetition Secured Parties dated October 5, 2016 and the Final Order of the Bankruptcy Court approving the Sellers’ Motion Authorizing the Sellers to Obtain Post-Petition Financing and Granting Adequate Protection to Prepetition Secured Parties to be dated October 20, 2016 (or otherwise dated as of the entry of such Final Order by the Bankruptcy Court).

“Employee Plans” means (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA; and (ii) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, retention agreement, change of control agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause (i) above, in each case, sponsored, maintained or contributed to by any Seller or an Affiliate of any Seller or with respect to which any Seller or an Affiliate of any Seller has, or could reasonably be expected to have, any direct or indirect liability.

“Environmental Claim” means any and all written complaints, summons, citations, directives, orders, claims, litigation, investigations, notices of violation, judgments, administrative, regulatory or judicial actions, suits, demands or proceedings, or written notices of noncompliance or violation by any Governmental Authority or Person involving or alleging potential liability arising out of or resulting from (a) any violation of or non-compliance with any Environmental Law or (b) the presence or Release of Hazardous Material at, onto, from, beneath or otherwise relating to: (i) any of the Leased Real Property or any other assets, properties or businesses of Sellers or any of their respective predecessors in interest; or (ii) any facilities receiving or handling Hazardous Materials generated by any of the Sellers or any of their respective predecessors in interest.

“Environmental Laws” means all Federal, state, local and foreign laws, statutes, ordinances, rules, regulations, permits, licenses, registrations, orders, judgments, decrees, injunctions, or legally enforceable requirements of any Governmental Authority which are in existence on the date hereof, and all final court orders and decrees and arbitration awards imposing liability or establishing standards of conduct for protection of the environment and human health and safety including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq.

“Environmental Permits” means any permit, registration, certificate, qualification, approval, identification number, license and other authorization required under or issued pursuant to any applicable Environmental Law or otherwise required by any applicable Governmental Authority.

“Equity Exchange” has the meaning given to it in Section 5.16(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Seller, any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Estimated Cure Costs” has the meaning given to it in Section 2.07(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning given to it in Section 2.01(b).

“Excluded Contract” has the meaning given to it in Section 2.01(b)(v).

“Excluded Liabilities” has the meaning given to it in Section 2.02(b).

“Excluded Taxes” means (i) all Taxes (other than Conveyance Taxes (as may be reduced or eliminated pursuant to Section 1146(b) of the Bankruptcy Code and/or the Sale Order entered by the Bankruptcy Court) assessed on the transfer of the Purchased Assets to the Purchaser) relating to the Sellers, the Purchased Assets or the Business for any Pre-Closing Period and (ii) any income Taxes imposed on the Sellers. For purposes of this Agreement, in the case of any Straddle Period, Excluded Taxes shall be apportioned between pre-Closing and post-Closing periods as follows: (a) Property Taxes relating to the Purchased Assets allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall within the portion of the Straddle Period ending on (and including) the day before the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) relating to the Purchased Assets for the Pre-Closing Period shall be computed as if such taxable period ended as of 12:01 a.m. New York time on the Closing Date.

“Existing Notes” means those certain secured promissory notes issued by Cosi for the benefit of AB Opportunity Fund, AB Value Partners and Milfam in the original aggregate principal amount of $7,500,000.

“FCPA” has the meaning given to it in Section 3.24.

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“Final Order” means an order, judgment or other decree of the Bankruptcy Court or any other court or judicial body with proper jurisdiction, as the case may be, which is in full force and effect, and which has not been reversed, stayed, modified or amended.

“Financial Statements” has the meaning given to it in Section 3.04.

“Franchise” means the right to operate a Cosi restaurant location pursuant to a Franchise Agreement.

“Franchise Agreement” means any Contract between a Person and a Seller pursuant to which such Person is granted a Franchise.

“Franchisee” means any Person who has obtained a Franchise from Seller.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Gift Card Liabilities” has the meaning given to it in Section 2.02(a)(v).

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court (including the Bankruptcy Court), tribunal, judicial or arbitral body.

“Hazardous Material” means (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials and manufactured products containing Hazardous Materials.

“Indebtedness” means any liabilities or obligations, whether contingent or otherwise (including penalties, interest and premiums), including any of the following: (i) in respect of borrowed money or with respect to advances of any kind (including under any applicable credit line); (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) for the payment of money relating to any capitalized lease obligation; (iv) for the deferred purchase price of goods or services or for trade or barter arrangements; (v) evidenced by a letter of credit or reimbursement obligation with respect to any letter of credit or similar facilities; (vi) under interest rate, currency or commodity hedging, swap or similar derivative transactions; (vii) all guarantees, assumptions, endorsements or other agreements and arrangements having the economic effect of a guarantee of any Person by the Sellers; (viii) all bank overdrafts; (ix) all obligations pursuant to any Contract with any factor or receivables; and (x) all liabilities and other obligations of others of the kind described in clauses (i) — (ix) that are secured by a Lien on any properties or assets of the Sellers.

“Insurance Policies” has the meaning given to it in Section 3.16.

“Intellectual Property” means all (i) foreign and domestic trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same (collectively, “Trademarks”); (ii) foreign and domestic patentable inventions, and all patents, utility models, supplementary protection certificates, registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including extensions, re-examinations and reissues; (iii) trade secrets, know-how, and rights in confidential and proprietary information, including processes, advertisements, marketing data, schematics, databases, formulae, recipes, drawings, prototypes, models, designs and customer lists; (iv) rights in foreign and domestic published and unpublished works of authorship (including computer software), moral rights, copyrights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) rights in electronic data processing systems, information management systems, recordkeeping systems, communications and telecommunications systems, networking systems, account management systems, Internet websites and related content, inventory management systems and other such applications, software, hardware, equipment and services (including all firmware, applications and software installed on such hardware and equipment, and all associated databases, and related documentation) (collectively, “IT Systems”); and (vi) all other proprietary, industrial or intellectual property rights, under the law of any jurisdiction or rights under international treaties, both statutory and common law, including all rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future infringements, misappropriations, or other violations thereof.

“Intercompany Loans” means, with respect to each Seller, any intercompany Indebtedness related to the Business between any such Seller and another Seller or Affiliates of another Seller, whether or not evidenced by promissory notes and/or recorded in the books and records of such Sellers.

“Inventory” means inventory of food, non-alcoholic beverages, paper products, cooking supplies, cleaning and other supplies and other inventory of any kind used or held for use in the operation of the Business.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or similar statute, law, common law, writ, injunction, decree, guideline, policy, ordinance, regulation, rule, code, Order, constitution, treaty, requirement, judgment or judicial or administrative doctrines enacted, promulgated, issued, enforced or entered by any Governmental Authority.

“Leased Real Property” means the leasehold interests of the Sellers and the security deposits appurtenant thereto described in Section 3.09(a) of the Sellers’ Disclosure Schedules, together with (a) any prepaid rent, security deposits and options to renew or purchase relating to the foregoing and (b) all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and items of personal property of such Seller used or useful in (to the extent Sellers hold rights, title and interest in such Leased Real Property) the Business attached or appurtenant thereto and all easements, rights of way, options, renewal rights, licenses, rights and appurtenances relating to the foregoing.

“Liabilities” means any and all debts, liabilities, obligations to perform services and other obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown or determined or determinable, including those arising under any Law, Action or Order and those arising under any Contract.

“Licensed Intellectual Property” means all Intellectual Property used or held for use in connection with the Business that any Seller is licensed or otherwise permitted by other Persons to use.

“Liens” means any charge, lien, claim, mortgage, lease, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal (or similar right), right of setoff, successor liability, easement, servitude, restrictive covenant, interest or rights under any operating agreement, encroachment, encumbrance, third party restriction or other restriction or limitation of any kind.

“Liquor Licenses” means all Permits related to the storage, possession or sale of alcoholic beverages issued by any federal, state, country or local Governmental Authority, held by the Sellers in connection with the Business.

“Loss” has the meaning given to it in Section 5.03.

“Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes or effects, (a) has had or would reasonably be expected to have or result in a material adverse effect or change in the results of operations, prospects, properties, assets, liabilities or condition (financial or otherwise) of the Business, the Purchased Assets or the Assumed Liabilities including, without limitation, an Event of Default (as such term is defined in the DIP Notes) under the DIP Notes, or (b) has or would reasonably be expected to prevent, materially delay or materially impair the ability of the Sellers to consummate the Transactions, except, in each case, for any such effects resulting from or attributable to (i) general economic or political conditions; (ii) any condition arising solely by reason of the commencement of the Chapter 11 Cases; (iii) changes caused by acts of war, armed hostilities or terrorism occurring after the date hereof; (iv) changes arising from the consummation of the Transactions or the announcement of the execution of this Agreement; and (v) any change that generally affects the industry in which the Sellers operate; provided, however, that the foregoing clauses (other than clause (ii)) shall not include, and thus the determination of “Material Adverse Effect” shall not exclude, any event, circumstance, development, change or effect that has a disproportionately adverse effect on the Business, the Purchased Assets, the Assumed Liabilities or the Sellers as compared to the effect on other affected Persons in similar businesses.

“Material Contracts” has the meaning given to it in Section 3.12.

“Milfam” means Milfam II L.P., a Georgia limited partnership.

“Newco” has the meaning given to it in Section 5.16(a).

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, stipulation, determination or award made, issued or entered by or with any Governmental Authority, whether preliminary, interlocutory or final, including, without limitation, any Order entered by the Bankruptcy Court in the Chapter 11 Case (including, without limitation, the Sale Order).

“Owned Intellectual Property” means all Intellectual Property used or held for use in connection with the Business that is owned or purportedly owned by any Seller, directly or indirectly, jointly or individually.

“Paying Party” has the meaning given to it in Section 5.09(d).

“Permits and Licenses” means all of the rights and benefits accruing under any franchises, permits, Liquor Licenses, consents, certificates, clearances, approvals, exceptions, variances, permissions, filings, publications, declarations, notices, licenses, agreements, waivers and authorizations, including Environmental Permits, of or with any Governmental Authority held, used or made by any of the Sellers in connection with the Business.

“Permitted Liens” means (a) Liens set forth on Section 1.01 of the Sellers’ Disclosure Schedules (if any) securing the Assumed Liabilities.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, joint venture, trust, Governmental Authority, first nation, aboriginal or native group or band, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Petition Date” means the date on which the Chapter 11 Cases were commenced by the filing of voluntary petitions under the Bankruptcy Code, being September 28, 2016.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Pre-Closing Straddle Period” has the meaning given to it in Section 5.09(b).

“Property Taxes” means real and personal ad valorem property Taxes and any other Taxes imposed on a periodic basis and measured by the value of any item of property.

“Purchase Price” has the meaning given to it in Section 2.05(a).

“Purchased Assets” has the meaning given to it in Section 2.01(a).

“Party” has the meaning given to it in the preamble hereto.

“Purchaser” has the meaning given to it in the preamble hereto.

“Purchaser’s Knowledge” means the actual knowledge of David Polonitza and Eric Fangmann.

“Receivables” means any and all accounts receivable, notes and other amounts receivable from third parties arising from the conduct of the Business before the Closing, whether or not in the ordinary course of business, including amounts due to the Sellers under the Franchise Agreements, together with any unpaid financing charges accrued thereon.

“Registered” means, solely with respect to Intellectual Property, issued by, registered or filed with, renewed by or the subject of a pending application or registration before any Governmental Authority or Internet domain name registrar.

“Regulations” means the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Tax Code or other federal tax statutes.

“Reimbursing Party” has the meaning given to it in Section 5.09(d).

“Related Party” has the meaning given to it in Section 3.26(a).

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, placing, pouring, depositing, abandoning, seeping, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

“Reorganization Notice” has the meaning given to it in Section 5.16(a).

“Representatives” means, with respect to a particular Person, any director, officer, manager, employee or other representative of such Person, including such Person’s attorneys, financial advisors and restructuring advisors.

“Sale Hearing” has the meaning given to it in Section 2.12(b).

“Sale Motion” means a motion, in form and substance reasonably satisfactory to Purchaser, to approve the Sale Order.

“Sale Order” means an Order of the Bankruptcy Court, in form and substance acceptable to Purchaser in its sole and absolute discretion, pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code, containing provisions customary for sale orders related to transactions similar to the Transaction and authorizing and approving, inter alia, the sale of the Purchased Assets to Purchaser on the terms and conditions set forth herein, free and clear of all Liens and claims), and the assumption and assignment of the Assigned Contracts and the Assigned Leases to the Purchaser, and containing a finding that the Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code and which includes findings under Rules 6004(h) and 6006(d) of the Federal Rules of Bankruptcy Procedure finding that the Closing and the assumption of the Assumed Liabilities may occur upon entry thereof by the Bankruptcy Court.

“Sellers” has the meaning given to it in the preamble hereto.

“Sellers’ Disclosure Schedules” means the Sellers’ Disclosure Schedules attached hereto as Exhibit D, dated as of the date hereof, delivered by the Sellers to the Purchaser in connection with this Agreement.

“Sellers’ Knowledge” means the actual knowledge of Patrick Bennett.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary” means, when used with reference to any Person, any corporation, partnership, limited liability company, joint venture, stock company or other entity of which such Person (either acting alone or together with its other Subsidiaries), directly or indirectly, owns or has the power to vote or to exercise a controlling influence with respect to 50% of more of the capital stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture, stock company or other entity.

“Suits” has the meaning given to it in Section 3.08(b)(ii).

“Tax” or “Taxes” means any and all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, provincial, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Tax Code” means the U.S. Internal Revenue Code of 1986, as amended through the date hereof.

“Tax Documents” has the meaning given to it in Section 5.08(a).

“Tax Returns” means any and all returns, reports, documents, declarations, claims for refund or other information or filings required to be supplied to any Governmental Authority or jurisdiction (foreign or domestic) with respect to Taxes together with all schedules or attachments thereto, including, without limitation, information returns where required, any documents with respect to or accompanying payments of estimated Taxes, or any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and including any amendments of any of the foregoing.

“Termination Date” means November 30, 2016.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer” has the meaning given to it in Section 2.04(a).

“Transferred Employees” has the meaning given to it in Section 6.01(b).

“Transferred Intellectual Property” has the meaning given to it in Section 2.01(a)(ix).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and all similar state and local Laws.

Section 1.02          Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section or Schedule, such reference is to an Article or Section of or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g)           references to a Person are also to the Person’s heirs, executors, administrators, personal representatives, successors and permitted assigns, as applicable; and

(h)           references to agreements are also to the same agreements as amended, restated or otherwise modified from time to time.

ARTICLE II
PURCHASE AND SALE

Section 2.01          Purchase and Sale of Assets.

(a)           Upon the terms and subject to the conditions of this Agreement, and subject to Section 2.07 and Section 5.06(b), at the Closing, each Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser, and the Purchaser shall purchase and acquire from such Seller all of such Seller’s rights, title and interest, as of the Closing Date, in and to any and all assets, properties, rights and claims of any kind or nature, whether tangible or intangible, real, personal or mixed, wherever located and whether or not carried or reflected on the books and records of any of the Sellers, whether now existing or hereinafter acquired, which relate to the Business or which are used or useful in or held for use in, or were acquired in connection with, the operation of the Business, excluding only the Excluded Assets (such assets, properties, rights and claims to be acquired hereunder, collectively, the “Purchased Assets”), free and clear of all Liens (except for Permitted Liens) and all claims against the Purchaser. The Purchased Assets shall include, but not be limited to, the following:

(i)            the Leased Real Properties (the “Assigned Leases”) set forth on Section 2.01(a)(i) of the Sellers’ Disclosure Schedules;

(ii)           all of the Sellers’ rights in and to all equipment, machinery, fixtures, furniture and other tangibles owned, related to, or used or useful in or held for use in the conduct of, the Business or otherwise present at the Seller’s restaurant locations, including, but not limited to, all attachments, appliances, fittings, gas and oil burners, lighting fixtures, signs, doors, cabinets, partitions, mantels, motors, pumps, screens, plumbing, heating, air conditioning, refrigerators, freezers, refrigerating and cooling systems, waste disposal and storing, wiring, telephones, televisions, computers, monitors, security systems, racks, ovens, stoves, carpets, floor coverings, wall coverings, office equipment, kitchen appliances, computers, registers and safes, trash containers, meters and scales, combinations, codes and keys, furnishings, vehicles, tools, tooling, dies and any other furniture, fixtures, equipment and improvements;

(iii)          the Inventory;

(iv)          all cash and cash equivalents, securities (other than any equity interests in the Sellers) and negotiable instruments of the Sellers on hand, in lock boxes, in financial institutions or elsewhere, including all amounts held in escrow, if any, with respect to unredeemed pre-paid gift cards the liability for which is being assumed by the Purchaser, but excluding cash held in an account established for the deposit of the cash portion of the Purchase Price and an escrow account for unresolved “PACA” claims, so long as such escrow amount is consistent with the DIP Orders;

(v)           all bank accounts of the Sellers, other than an account established for the deposit of the cash portion of the Purchase Price and an escrow account for unresolved “PACA” claims;

(vi)          the Receivables;

(vii)         all files, operating data, books of account, general, financial and Tax (other than income Tax) records, personnel records of the Transferred Employees, invoices, shipping records, supplier lists, price lists, vendor lists, mailing lists, catalogs, sales promotion literature, advertising materials, brochures, standard forms of documents, manuals of operations or business procedures, research materials, contracts, instruments, filings, administrative and pricing manuals, correspondence, memoranda, plats, architectural plans, surveys, title insurance policies, drawings, plans and specifications, environmental reports, maintenance or service records, soil tests, engineering reports, expired purchase orders, operating records, operating safety manuals, and other material and documents, books (including applicable portions of minute books), records and files (whether or not in the possession of any of the Sellers or their respective Representatives, stored in hardcopy form or on magnetic, optical or other media) and any rights thereto owned, associated with or employed by any of the Sellers in the conduct of the Business or otherwise related to the Purchased Assets or the Assumed Liabilities;

(viii)        all goodwill associated with the Business or the Purchased Assets, including rights under any confidentiality agreements executed by any third party for the benefit of any of the Sellers to the extent relating to the Business;

(ix)          the Owned Intellectual Property and Licensed Intellectual Property, including as set forth on Section 2.01(a)(ix) of the Sellers’ Disclosure Schedules (the “Transferred Intellectual Property”);

(x)           all the Sellers’ rights to and in the Contracts and the Assigned Leases listed in Section 2.01(a)(x) of the Sellers’ Disclosure Schedules to which any of the Sellers is a party, together with all contracts and agreements and leases, entered into or acquired by any Seller between the date hereof and the Closing Date which have been approved in writing by the Purchaser (collectively, the “Assigned Contracts”);

(xi)          the Permits and Licenses and all deposits and prepaid expenses held by third parties and/or governmental agencies, to the extent transferable, save and except any such Permit and License that is an Excluded Asset;

(xii)         all stationery, forms, labels, shipping material, the sales and promotional literature, catalogs, brochures, art work, photographs, advertising material, customer lists and other sales related materials related to the Business;

(xiii)        all rights to the telephone and facsimile numbers and email addresses used in the Business, as well as rights to receive mail and other communications addressed to the Sellers and relating in any way to the Business (including mail and communications from customers, suppliers, distributors and agents;

(xiv)        the amount of, and all rights to any, insurance proceeds received by the Sellers after the date hereof in respect of the loss, destruction or condemnation of any Purchased Assets occurring prior to, on or after the Closing or relating to any Assumed Liabilities;

(xv)         all unexpired, transferable warranties, indemnities, or guaranties from any third party with respect to any Purchased Asset, including any item of real property, personal property or equipment;

(xvi)        to the extent transferable and to the extent related to the Business or the Purchased Assets, the full benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and all security therefor received by any of the Sellers on the purchase or other acquisition of the Purchased Assets;

(xvii)       any rights, demands, claims, causes of action, commercial tort claims, credits, allowances, rebates, or rights of setoff (other than against the Sellers or any of their Affiliates) arising out of or relating to the Business or any of the Purchased Assets;

(xviii)      any rights to net Tax refunds, credits or similar benefits;

(xix)         all deposits received by any of the Sellers from any subtenants with respect to any subleases of Leased Real Property, save and except with respect to any sublease under a lease that is an Excluded Asset;

(xx)          all prepaid and deferred items that relate to the Business or the Purchased Assets, including all prepaid rentals and unbilled charges, fees and deposits;

(xxi)         all confidentiality, non-competition, non-solicitation and similar agreements entered into by any of the Sellers or any of their respective Representatives in connection with a sale of the Purchased Assets or the Business, save and except for any such agreement that is an Excluded Asset;

(xxii)        all current and prior insurance policies of any of the Sellers that relate to the Business or any of the Purchased Assets or Assumed Liabilities;

(xxiii)       all of Sellers’ recipes, methods, procedures, cooking/preparation/mixing publications, guidelines, or standards, knowhow, ingredient lists, menus, price lists, nutritional, health, or dietary information, publications, or disclosures, and promotional or informational materials, in each case whether related to food, beverages (whether alcoholic or non-alcoholic), or otherwise (in each case, written or oral or in any other form whatsoever); and

(xxiv)      all other assets, properties, rights and claims of any of the Sellers of any kind or nature which relate to the Business, which are used or useful in or held for use in the Business, or which relate to the Purchased Assets (in each case, other than the Excluded Assets) not otherwise described above.

(b)           Notwithstanding anything in Section 2.01 to the contrary, the Sellers shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to the Purchaser, and the Purchaser shall not purchase or acquire, and the Purchased Assets shall not include, the Sellers’ right, title and interest in and to the following assets of the Sellers (collectively, the “Excluded Assets”):

(i)            the company seal, charter documents, stock or equity record books and such other similar books and records (including applicable portions of minute books), in each case pertaining solely to the organization, existence or capitalization of the Sellers and not involving or related to the Purchased Assets, Assumed Liabilities or the Business;

(ii)           all rights of the Sellers under this Agreement and the Ancillary Agreements;

(iii)          Avoidance Actions;

(iv)          Tax Returns of the Sellers (other than the copies of such Tax Returns obtained pursuant to Section 5.08 or otherwise);

(v)           those Contracts set forth in Section 2.01(b)(v) of the Sellers’ Disclosure Schedules (each, an “Excluded Contract”) and rights thereunder;

(vi)          any assets relating to the Employee Plans (other than Assumed Employee Plans);

(vii)         Inventory sold and supplies consumed prior to the Closing Date in the ordinary course of the Business; and

(viii)        any right, property or asset that is listed or described in Section 2.01(b)(viii) of the Sellers’ Disclosure Schedules.

Section 2.02           Assumption and Exclusion of Liabilities.

(a)           The Purchaser shall assume no liability or obligation of the Sellers, or of any predecessor or any Affiliate of any of the Sellers, except the liabilities and obligations expressly set forth in this Section 2.02 (collectively, the “Assumed Liabilities”), which the Purchaser or its permitted assignee (as contemplated by Section 10.06), as the case may be, shall assume and pay, perform and discharge in accordance with their respective terms, subject to any defenses or claimed offsets asserted in good faith against the obligee to whom such liabilities or obligations are owed:

(i)            all Liabilities of the Sellers under the Assigned Contracts for the lease of real property and the other Assigned Contracts, in each case (A) for which all necessary consents and/or Bankruptcy Court approval to transfer have been obtained and (B) arising and relating solely to the period after the Closing and not to the extent arising out of any breach or default thereof or other activities on or prior to the Closing, and, with respect to the foregoing Assigned Contracts and subject to the proviso in Section 2.07, Cure Costs in an amount not to exceed $1,500,000, it being understood and agreed that any and all such Cure Costs shall be paid in connection with the Closing and the amount of such Cure Costs less than or equal to such limit shall be paid as a portion of the Purchase Price in accordance with Section 2.04(b); provided, that the Purchaser shall have the option to pay Cure Costs in excess of $1,500,000 and reduce the cash component of the Purchase Price in Section 2.05(a)(iii) by the amount of such excess;

(ii)           all Liabilities in respect of Permits and Licenses (other than any that is an Excluded Asset), in each case arising and relating solely to the period from and after the Closing and not to the extent arising out of any breach or default thereof or other activities prior to the Closing;

(iii)          all Property Taxes and assessments on the Purchased Assets that relate to the period from and after the Closing;

(iv)          the vendor trade payables of the Sellers to third parties (other than to any Seller or any Affiliate of any Seller) and other accrued expenses arising from the conduct of the Business in the ordinary course of business, incurred by the Sellers after the Petition Date and prior to the Closing and set forth on Section 2.02(a)(iv) of the Sellers’ Disclosure Schedules (the “Assumed Trade Payables”);

(v)           Liabilities relating to (i) unredeemed pre-gift cards in an amount not to exceed $1,640,000 (the “Gift Card Liabilities”) and (ii) the Customer Programs in an amount not to exceed $603,000 (the “Customer Program Liabilities”); provided, that the Purchaser shall have the option to assume Gift Card Liabilities in excess of $1,640,000 and Customer Program Liabilities in excess of $603,000; and

(vi)          all Liabilities set forth in Section 2.02(a)(vi) of the Sellers’ Disclosure Schedules.

(b)           Notwithstanding anything to the contrary in this Agreement, the parties expressly acknowledge and agree that the Purchaser shall not assume or in any manner whatsoever be liable or responsible for any Liabilities of any of the Sellers, or of any predecessor or Affiliate of any of the Sellers, whether existing on the Closing Date or arising thereafter as a result of any act, omission or circumstance taking place on or prior to the Closing, other than the Assumed Liabilities. Purchaser shall not be a successor in interest to the Seller for any purpose and is not answerable for any successor liability claims. The Liabilities not specifically assumed by Purchaser pursuant to Section 2.02 shall be referred to herein collectively as the “Excluded Liabilities.” Without limiting the foregoing, the Purchaser shall not be obligated to assume, and does not assume, and hereby disclaims all of the Excluded Liabilities, including, without limitation, all of the following Liabilities, of the Seller, or of any predecessor or Affiliate of any of the Sellers:

(i)            all Excluded Taxes;

(ii)           any Liabilities relating to or arising out of the Excluded Assets;

(iii)          all accounts payable (other than Assumed Trade Payables);

(iv)          any Liabilities pursuant to any Environmental Law in respect of the Leased Real Property and any area used pursuant to the Permits and Licenses relating to the Business, or Hazardous Material or environmental conditions that exist on or prior to the Closing Date;

(v)           the Sellers’ obligations under this Agreement and the Ancillary Agreements and any fees or expenses incurred by any of the Sellers in connection with (i) the negotiation, preparation, approval or execution of this Agreement and the Ancillary Agreements and/or the sale of the Purchased Assets pursuant hereto and (ii) the Chapter 11 Cases, including, without limitation, the fees and expenses of counsel, independent auditors, brokers, bankers, investment bankers and other advisors or consultants and any success (or similar fees) arising in connection therewith; provided, however that Purchaser shall be responsible for all reasonable fees and expenses incurred by the Sellers in connection with any Asset Contribution and Equity Exchange effected pursuant to Section 5.16;

(vi)          any Liabilities arising as a result of any Action initiated at any time, to the extent related to the Business or the Purchased Assets on or prior to the Closing Date, including, without limitation, all Liabilities arising in connection with the Actions set forth on Section 2.02(b)(vi) of the Sellers’ Disclosure Schedules;

(vii)         any Liabilities arising from or related to the Employee Plans or any other employee benefit or compensation plan, program or arrangement sponsored, maintained or contributed to by any of the Sellers or any ERISA Affiliate or to which any Seller or any ERISA Affiliate was obligated to contribute at any time on or prior to the Closing, including all Controlled Group Liabilities, but excluding all Liabilities relating to the Assumed Employee Plans, if any, relating to periods after the Closing;

(viii)        any Liability arising from or related to (A) the employment or engagement (or termination of the employment or engagement) of any individual who has performed services for, or on behalf of, or with respect to, the Business or the Purchased Assets (including any Business Employee) to the extent that such Liability arises from or relates to, or is in connection with, any acts, omissions or the ownership, management, or operation of the Business or the Purchased Assets, in each case on or prior to the Closing and (B) the employment or engagement of any individual who is not a Business Employee, (C) the WARN Act, (D) claims relating to employment practices or relations, (E) unpaid wages, bonus or other compensation and (F) applicable Laws relating to the employment of labor;

(ix)           any Liabilities arising under Intercompany Loans and all promissory notes related thereto;

(x)           all Liabilities arising under the Existing Notes;

(xi)           all Liabilities arising under the DIP Credit Documents;

(xii)         subject to Section 2.02(a)(iv), any Liabilities arising from the ownership or operation of the Business prior to the Closing, including, without limitation, (A) all Liabilities in respect of Indebtedness that relates to the period prior to the Closing, (B) all Liabilities arising from the ownership or operation of the Business at any time on or prior to the Petition Date and (C) all vendor trade payables that are not Assumed Trade Payables;

(xiii)        any Liabilities arising from the operation of any successor liability Laws, including, without limitation, “bulk sales” statutes, to the extent that non-compliance therewith or the failure to obtain necessary clearances would subject the Purchaser or the Purchased Assets to the claims of any creditors of any of the Sellers or Affiliate of any of the Sellers, or would subject any of the Purchased Assets to any Liens or other restrictions (except for Permitted Liens);

(xiv)        any Liabilities of any of the Sellers not related to the operation of the Business;

(xv)         (A) any Liabilities arising from the operation of the Business prior to the Closing, except to the extent expressly assumed by the Purchaser pursuant to Section 2.02(a)(iv) and (B) any Liabilities for personal injury claims or similar actions relating to the operation of the Business prior to the Closing;

(xvi)        any violation of an applicable Law or Order prior to the Closing by any of the Sellers, including, without limitation, any Environmental Law.

(c)           Nothing contained in this Agreement shall require the Purchaser to pay or discharge any Assumed Liabilities (i) prior to such Assumed Liabilities becoming due and payable in accordance with the underlying terms of any Contracts giving rise to or governing such Assumed Liabilities or (ii) so long as the Purchaser shall in good faith contest the amount or validity thereof.

(d)           The Parties acknowledge and agree that the disclosure of any obligation or Liability on any schedule to this Agreement shall not create an Assumed Liability or other Liability of Purchaser, except where such disclosed obligation has been expressly assumed by Purchaser as an Assumed Liability in accordance with the provisions of this Section 2.02.

Section 2.03          Purchase of Purchased Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date (a) the Purchaser shall purchase the Purchased Assets from the Sellers, and (b) the Purchase Price shall be paid as set forth in Section 2.05.

Section 2.04           Assignment of Contracts and Rights.

(a)           To the extent that any Contract to be sold, transferred, conveyed or assigned (any sale, transfer, conveyance or assignment, a “Transfer”) to the Purchaser pursuant to the terms of Section 2.01 is not capable of being Transferred to the Purchaser (after giving effect to the Sale Order) without the Consent of a third Person, or if such Transfer or attempted Transfer would, or if the subsequent Transfer or attempted Transfer of the equity interests of the Purchaser would, constitute a breach thereof or a violation of any Law, nothing in this Agreement or in any document, agreement or instrument delivered pursuant to this Agreement will constitute a Transfer or an attempted Transfer thereof prior to the time at which all Consents necessary for such Transfer will have been obtained unless an Order of the Bankruptcy Court effects such Transfer without Consent.

(b)           Subject to Section 7.02(i), to the extent that any Consent referred to in Section 2.04(a) is not obtained by the Closing or the need for such Consent is obviated by an order of the Bankruptcy Court with respect to any such Contract to be Transferred to the Purchaser, each Seller will with respect to each such Contract, from and after the Closing and until the earlier to occur of (x) the date on which such applicable Consent is obtained and (y) the date on which such Seller liquidates and ceases to exist, use commercially reasonable efforts during the term of such Contract to (i) provide to the Purchaser or its Affiliate, as applicable, the benefits under such Contract, (ii) cooperate in any reasonable and lawful arrangement (including holding such Contract in trust for the Purchaser or its Affiliate, as applicable, pending receipt of the required Consent) designed to provide such benefits to the Purchaser or its Affiliate, as applicable, and (iii) enforce for the account of the Purchaser or its Affiliate, as applicable, any rights of such Seller under such Contract (including the right to elect to terminate such Contract in accordance with the terms thereof upon the direction of the Purchaser). Subject to Section 7.02(i), the Purchaser will, and, as applicable, will cause its Affiliates to, cooperate with the applicable Sellers in order to enable the Sellers to provide to the Purchaser and any of its Affiliates that purchase any Purchased Assets hereunder the benefits contemplated by this Section 2.03. Subject to Section 7.02(i), the Purchaser will pay any amount it would have been required to pay under any such Contract had the Contract been assigned (after obtaining the requisite Consent) to the Purchaser or its Affiliate, as applicable, at the Closing.

Section 2.05           Purchase Price.

(a)           The purchase price (the “Purchase Price”) payable in consideration for the sale, transfer, assignment, conveyance and delivery by the Sellers to the Purchaser of the Purchased Assets shall consist of the following:

(i)            the Credit Bid (currently budgeted at $4,100,000);

(ii)           the obligation to pay to the applicable counterparties of the applicable Assigned Contracts Cure Costs of up to $1,500,000 in accordance with Section 2.07;

(iii)           the assumption at the Closing by the Purchaser of the Assumed Liabilities from the Sellers, including the assumption of the Gift Card Liabilities and Customer Program Liabilities; and

(iv)          the sum of $4,400,000.1

(b)           At the Closing, Purchaser shall pay, via wire transfer of immediately available funds to an account designed in writing by Sellers not less than three (3) Business Days prior to the Closing, an amount equal to the cash component of the Purchase Price.

Section 2.06          Allocation of the Purchase Price. The Sellers and the Purchaser agree that the Purchase Price (and all other capitalized costs) and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by the Purchaser and delivered to the Sellers within sixty (60) days following the Closing Date. If the Sellers notify the Purchaser in writing that the Sellers object to one or more items reflected in the Allocation Schedule, the Sellers and the Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if the Sellers and the Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within ninety (90) days following the Closing Date, such dispute shall be resolved by the Bankruptcy Court. The Sellers and the Purchaser each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Tax Code and to jointly prepare Form 8594 (the Asset Acquisition Statement under Section 1060 of the Tax Code) as promptly as possible following the Closing Date in a manner consistent with the Allocation Schedule, as may be revised to take into account subsequent adjustments to the Purchase Price, including any adjustments pursuant to the Agreement to determine the Purchase Price. Neither the Purchaser nor the Sellers shall take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation, or otherwise, unless required to do so by any Law after notice to and discussions with the other Party or with such other Party’s prior consent; provided, however, that nothing contained herein shall prevent the Purchaser or the Sellers from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the allocation set forth in the Allocation Schedule, and neither the Purchaser nor the Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the allocation set forth in the Allocation Schedule.

Section 2.07           Cure Costs.

___________________________
1 Note: As of today, we believe that the three components of the Purchase Price add up to approximately $10,000,000.

(a)           Promptly after the Closing, the Purchaser shall pay or cause to be paid, pursuant to Section 365 of the Bankruptcy Code and the Sale Order, cure and reinstatement costs or expenses relating to the assignment and assumption of the Assigned Contracts (the “Cure Costs”) to which a Seller is a party and which are included in the Purchased Assets; provided, that the Purchaser shall have no obligation to pay Cure Costs in excess of $1,500,000 and such excess shall be the responsibility of the Sellers; provided further, that the Purchaser shall be entitled to pay any such excess and reduce the cash component of the Purchase Price in Section 2.05(a)(iii) by the amount of such excess.

(b)           Section 2.07(b) of the Sellers’ Disclosure Schedules sets forth Sellers’ good faith estimate of the amount of the Cure Costs for each Assigned Contract (the “Estimated Cure Costs”) (and if Sellers determine in good faith that no Cure Cost is estimated to be payable in respect of any particular Assigned Contract, the amount of such Cure Cost designated for such Assigned Contract shall be “$0.00”). Sellers represent and warrant to the Purchaser that the Estimated Cure Costs with respect to each such Assigned Contract reflect, if applicable, the amount of Cure Costs that may have been agreed to between Sellers and a counterparty as well as any Cure Costs that may have been asserted by any non-debtor parties, but which have not been resolved prior to the date hereof. Within five (5) Business Days after the entry of the Bidding Procedures Order, Sellers shall deliver a written notice in a form reasonably acceptable to the Purchaser to all non-debtor counterparties to any Assigned Contract stating: (1) the Estimated Cure Cost for such Assigned Contract and (2) an objection deadline for such non-debtor party to object to such Estimated Cure Cost (which objection deadline shall be no earlier than seven (7) days following delivery of such written notice and shall be at least 14 days prior to the Closing Date). If any non-debtor party objects to the applicable Estimated Cure Costs, Seller shall, promptly after receiving such objection, notify the Purchaser in writing of such objection (and thereafter keep the Purchaser reasonably informed as to the resolution of such objection).

(c)           At any time prior to the Determination Date, the Purchaser shall have the right, which may be exercised in the Purchaser’s sole discretion, to provide written notice to Seller of the Purchaser’s election to:

(i)            designate an Assigned Contract as an Excluded Asset, and upon such designation such Assigned Contract shall constitute an Excluded Asset (and shall cease to constitute an Assigned Contract); and

(ii)           designate a Contract that is related to the Purchased Assets (excluding any Contract that is related to any Excluded Liabilities) as an Assigned Contract, and upon such designation such Contract shall constitute an Assigned Contract (and, if applicable, shall cease to constitute an Excluded Asset).

(d)           From and following the Determination Date until the Closing Date, the Purchaser shall have the right to propose to designate any Contract as an Assigned Contract or as an Excluded Contract; provided, that any such designation of a Contract that was previously an Excluded Contract to be an Assigned Contract shall require that the Sellers be responsible for the cure costs associated therewith.

(e)           The Sellers shall give written notice to Purchaser prior to the submission by the Sellers of any motion in their Chapter 11 Cases to assume or reject any Contract that is related to the Purchased Assets, together with a copy of the proposed order; provided, however, that in no event shall Sellers seek to reject, or reject, any Contract prior to the Determination Date unless prior written approval has been obtained from the Purchaser; and provided, further, that Sellers shall not seek to reject, or reject, any Contract that is an Assigned Contract.

(f)            If the Purchaser exercises its rights in clause (c)(i) above to designate a Contract, including a Contract that was an Assigned Contract immediately before such designation, as an Excluded Asset, there shall not be any commensurate reduction in or increase to the Purchase Price as a result of such designation or change in designation.

Section 2.08           Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Brown Rudnick LLC, One Financial Center

Boston, MA 02111 at 10:00 a.m. New York time on the third Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 7.01 and Section 7.02 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing. The date of the Closing is herein referred to as the “Closing Date.”

Section 2.09           Closing Deliveries by the Seller. At the Closing, the Sellers shall deliver or cause to be delivered to the Purchaser:

(a)           the Bill of Sale and Assignment and Assumption Agreement, the Assignments of Leased Properties in recordable form, the Assignments of Intellectual Property and such other instruments, in each case in form and substance and in registrable or recordation form where applicable, reasonably satisfactory to the Purchaser, as may be reasonably requested by the Purchaser to effect the transfer of the Purchased Assets to the Purchaser or Newco, as applicable, or to register or record or evidence such transfer on the public records, in each case duly executed by each applicable Seller and the other parties thereto (other than the Purchaser);

(b)           if the Purchaser provides a Reorganization Notice pursuant to Section 5.16, an Assignment of Equity Interests, duly executed by each applicable Seller;

(c)           the Ancillary Agreements, duly executed by each applicable Seller and the other parties thereto (other than the Purchaser) other than the Ancillary Agreements delivered pursuant to Section 2.09;

(d)           a certificate of non-foreign status pursuant to section 1.1445-2(b)(2) of the Regulations from each Seller;

(e)           copies of resolutions of the board of directors (or equivalent governing body) of each Seller authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements and the performance by such Seller of its obligations hereunder and thereunder, certified by the Secretary of such Seller;

(f)           an incumbency certificate dated the Closing Date for each Seller executed by the Secretary of such Seller which shall identify the names and titles and bear the signatures of the officers of such Seller individually authorized to execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party;

(g)           termination statements, lien releases, discharges, financing change statements or other documents, notices or other instruments as the Purchaser may reasonably deem necessary to release Liens (other than Permitted Liens) on the Purchased Assets, each in form and substance reasonably satisfactory to the Purchaser duly executed by any holders of such Liens;

(h)           written consents in form and substance reasonably satisfactory to the Purchaser duly executed by the applicable Sellers and counterparties evidencing any consents necessary to effect the assignment to the Purchaser of the Contracts set forth in Section 7.02(h) of the Sellers’ Disclosure Schedules and the assignment to the Purchaser of Intellectual Property pursuant to Section 5.06(b);

(i)            a certificate of a duly authorized officer of each Seller certifying that all conditions set forth in Section 7.02(a) have been satisfied (or to the extent any such condition has been waived in accordance with the terms hereof, attaching thereto the applicable written waiver);

(j)            a certificate executed by each of the Sellers’ chief executive officer stating that (i) all of the representations and warranties of such Seller set forth in this Agreement are in all material respects (except for those representations and warranties that are qualified by materiality which shall be true and correct in all respects) true, correct, and accurate as of the Closing Date, and (ii) all covenants set forth in this Agreement to be performed by such Seller on or prior to the Closing Date have been performed in all material respects;

(k)           the recipes set forth in Section 2.09(k) of the Sellers’ Disclosure Schedules; and

(l)            such other customary documents and instruments of transfer, assumptions and filings as may be reasonably requested by Purchaser to be delivered by any Seller to consummate the Transactions or otherwise give effect to this Agreement.

Section 2.10          Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver, or cause to be delivered,

(a)           To the Sellers:

(i)            unless the Purchaser provides a Reorganization Notice pursuant to Section 5.16, the Bill of Sale and Assignment and Assumption Agreement, the Assignments of Leased Properties and the Assignments of Intellectual Property, in each case in form and substance reasonably satisfactory to the Sellers to effect the assumption by the Purchaser or Newco, as applicable, of the Assumed Liabilities, duly executed by the Purchaser;

(ii)           if the Purchaser provides a Reorganization Notice pursuant to Section 5.16, an Assignment of Equity Interests, duly executed by the Purchaser;

(iii)           the Ancillary Agreements to which the Purchaser is a party, duly executed by the Purchaser other than the Ancillary Agreements delivered pursuant to Section 2.10(a)(i);

(iv)          a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 7.01(a);

(v)           a copy of resolutions of the board of directors of the Purchaser authorizing and approving the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the performance by the Purchaser of its obligations hereunder and thereunder, certified by the Secretary of the Purchaser; and

(vi)           such other customary documents and instruments of transfer, assumptions and filings as may be reasonably requested by Sellers to be delivered by the Purchaser to consummate the Transactions or otherwise give effect to this Agreement.

(b)           the Purchase Price (to the extent due and payable at the Closing) in accordance with Section 2.05.

Section 2.11         Relinquishment of Control. At the Closing, the Sellers shall turn over actual possession and control of all of the Purchased Assets to the Purchaser by executing and delivering such documents taking such actions as may be required or reasonably requested by the Purchaser (including, if reasonably necessary, seeking relief or determinations from the Bankruptcy Court) to effect such transfer of possession and control.

Section 2.12           Bankruptcy Auction.

(a)           This Agreement shall be subject to the consideration of higher or better offers submitted at an auction (the “Auction”) to be conducted in accordance with the Bidding Procedures Order (as may be modified by agreement of the Parties or by order of the Bankruptcy Court).

(b)           On or about October 7, 2016, the Sellers filed with the Bankruptcy Court the Bidding Procedures Motion and the Sale Motion, which motions may be supplemented after the initial filing in order to include this Agreement after execution hereof, seeking authorization for the Sellers to enter into this Agreement, the approval of the Bidding Procedures, the scheduling of a hearing under Sections 363 and 365 of the Bankruptcy Code (the “Sale Hearing”), and the approval of the form and manner of notice of the Bidding Procedures and the Sale Hearing. The Bidding Procedures Motion, the Sale Motion, and all notices, statements, schedules, applications, reports and other papers to be filed by the Sellers in connection therewith shall be in form and substance reasonably satisfactory to Purchaser and shall be served in compliance with Rules 2002, 6004 and 6006 of the Bankruptcy Rules, Sections 363 and 365 and any other applicable provisions of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure, the Local Rules and any applicable orders of the Bankruptcy Court.

(c)           The Sellers shall schedule hearings to consider the Bidding Procedures Motion and the Sale Motion as soon as possible so as to obtain entry by the Bankruptcy Court of the Bidding Procedures Order no later than October 20, 2016, establishment of a deadline for submission of bids no later than November 14, 2016, fixing an Auction by no later than November 18, 2016, and entry by the Bankruptcy Court of the Sale Order no later than November 22, 2016, or such other dates as may be required by the Bankruptcy Court. The Sellers will use commercially reasonable efforts to obtain approval on or about October 20, 2016 of Bidding Procedures to reflect the increase in consideration and other benefits to Sellers’ estates set forth in this Agreement compared to the consideration and benefits originally contemplated in the Bidding Procedures Motion filed on about October 7, 2016

(d)           The Sellers and Purchaser shall cooperate with filing, serving and prosecuting the Bidding Procedures Motion and the Sale Motion and obtaining entry of the Bidding Procedures Order and the Sale Order, and the Sellers shall deliver to Purchaser prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for Purchaser its counsel to review and comment on, copies of all proposed pleadings, motions (including, without limitation, the Sale Motion and the Bidding Procedures Motion), notices, statements, schedules, applications, reports and other papers to be filed by the Sellers in connection with the Bidding Procedures Motion and the Sale Motion and the relief requested therein.

(e)           Sellers agree that the Bidding Procedures for the Auction shall also include the requirements that: (i) the minimum overbid must be at least $10,640,000 (with adjustments upward or downward dollar for dollar to reflect deviations from $4,100,000 in the principal amount estimated to be outstanding under the DIP Facility immediately prior to Closing), (ii) the Purchaser be entitled to credit bid amounts outstanding under the DIP Facility, (iii) the Sellers’ obligations under the DIP Notes and the Break-Up Protections be paid in cash in conjunction with the closing of any alternative transaction for the sale of any of the Assets, (iii) alternative bids not have any due diligence, financing or other conditions and be on terms no less favorable to Sellers than the terms of the this Agreement and the Ancillary Agreements’ and (iv) alternative bids include a cash deposit of $1,500,000.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers hereby jointly and severally represents and warrants to the Purchaser as follows:

Section 3.01          Organization, Authority and Qualification. Each of the Sellers is a limited liability company or corporation, as the case may be, duly organized, validly existing and, except as a result of the commencement of the Chapter 11 Cases, in good standing under the laws of the jurisdiction of its incorporation, formation or organization, and, subject to obtaining the approval of the Bankruptcy Court, has all necessary power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, and to consummate the Transactions. Each of the Sellers has all necessary power and authority to own, lease, operate and conduct its business, properties and assets as now being conducted. Each of the Sellers is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its respective business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing (a) has resulted from the commencement or continuance of the Chapter 11 Cases; or (b) would not: (i) adversely affect the ability of such Seller to carry out its obligations under this Agreement and the Ancillary Agreements, and to consummate the Transactions; or (ii) otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Subject to obtaining the Sale Order from the Bankruptcy Court, the execution and delivery of this Agreement and the Ancillary Agreements by each Seller, the performance by each Seller of its obligations hereunder and thereunder, and the consummation by each Seller of the Transactions have been duly authorized by all requisite action on the part of such Seller and its stockholders or members, as the case may be, and no other corporate or limited liability company action or proceeding on the part of any of the Sellers are necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by each of the Sellers, or the consummation of the Transactions. This Agreement has been, and upon their execution, the Ancillary Agreements shall have been, duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the Purchaser), subject to the approval of the Bankruptcy Court, this Agreement constitutes, and, upon their execution, the Ancillary Agreements shall constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

Section 3.02           No Conflict. Subject to obtaining the approval of the Bankruptcy Court and assuming that all consents, approvals, authorizations and other actions described in Section 3.03 have been obtained, all filings and notifications listed in Section 3.02 of the Sellers’ Disclosure Schedules have been made, and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Ancillary Agreements by each Seller and the consummation of the Transactions hereby and thereby do not and will not, except as set forth in Section 3.02 of the Sellers’ Disclosure Schedules: (a) violate, conflict with or result in the breach of the certificate of incorporation, articles of incorporation, bylaws, certificate of formation, operating agreement, limited liability company agreement or similar formation or organizational documents of any of the Sellers; (b) conflict with or violate any Law or Order applicable to any of the Sellers or any of the Purchased Assets or Assumed Liabilities; (c) violate, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which any of the Sellers is a party and which constitutes a Purchased Asset or Assumed Liability, or result in the creation of any Lien on any of the Purchased Assets, except to the extent that any such rights of termination, amendment, acceleration, suspension, revocation or cancellation and such Liens are not enforceable (before or after consummation of the Transactions) due to operation of the Bankruptcy Code and except, in the case of clauses (b) and (c), for any such conflict, violation, breach or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or reasonably be expected to result in the imposition of any Lien against any of the Purchased Assets.

Section 3.03           Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and each Ancillary Agreement by the Sellers do not or, upon the entry by the Bankruptcy Court of the Sale Order as required by Section 7.01(d) and Section 7.02(d), will not require any consent, approval, authorization or other Order of, action by, filing with or notification to, any Governmental Authority or any other Person under any of the terms, conditions or provisions of any Law or Order applicable to any Seller or by which any of the Purchased Assets may be bound, any Contract to which any of the Sellers is a party or by which such Seller may be bound, except as described in Section 3.03 of the Sellers’ Disclosure Schedules.

Section 3.04           Financial Condition. Sellers have delivered to Purchaser true and complete copies of the following financial information (the “Financial Statements”): (a) an audited balance sheet, statement of income and statement of cash flows of the Sellers as at and for the fiscal years ended December 31, 2014 and December 31, 2015 (together, the “Audited Financial Statements”) and (b) an unaudited balance sheet and income statement for the nine (9) month period ended September 30, 2016 (the “Unaudited Financial Statements”). The Audited Financial Statements have been prepared from the books and records of each Seller, have been prepared in accordance with GAAP (except as may be stated in the notes thereto) and fairly present the financial position and the results of operations and cash flows of each Seller as of the times and for the periods referred to therein. The Unaudited Financial Statements have been prepared from the books and records of Seller in accordance with the prior practice of Seller and fairly represent the consolidated financial position and consolidated results of operations and cash flow of Sellers as of the times and for the periods referenced to therein, subject to normal or recurring year-end adjustments and the absence of notes thereto.

Section 3.05           Litigation. Except (a) for the Chapter 11 Cases or (b) as set forth in Section 3.05 of the Sellers’ Disclosure Schedules, there is no material pending Action by or against any of the Sellers or relating to the Business or any of the Purchased Assets or Assumed Liabilities or challenging the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions or, to the Sellers’ Knowledge, threatened against or affecting any of the Sellers or relating to the Business or any of the Purchased Assets or Assumed Liabilities or challenging the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions, which, if decided adversely to the Sellers, would have a material adverse impact on the Sellers or the Business.

Section 3.06           Compliance with Laws. Except as set forth in Section 3.06 of the Sellers’ Disclosure Schedules, the Sellers (a) have conducted and continue to conduct the Business in accordance in all material respects with all applicable Laws and Orders applicable to the Business, (b) have complied with and continues to comply with, in each case in all material respects, all Laws and Orders applicable to the Purchased Assets and the Assumed Liabilities, (c) are not in violation of any such Law or Order, and (d) have not received any notice that any violation of any such Law or Order is being or may be alleged.

Section 3.07           Environmental Matters. Except as set forth in Section 3.07 of the Sellers’ Disclosure Schedules:

(a)           The Business, the Leased Real Property and any properties or facilities owned, leased or operated by the Business are in compliance with Environmental Laws in all material respects;

(b)           The Business possesses and is in compliance with all Environmental Permits necessary for the conduct of its business as presently conducted;

(c)           There has been no Release by the Business, at the Leased Real Property, with respect to which any response, remedial or corrective action may be required under Environmental Laws;

(d)           No Environmental Claims have been asserted against the Business, and to the Sellers’ Knowledge, there are no threatened or pending Environmental Claim against the Business or any predecessor in interest;

(e)           Sellers with respect to the Business have not assumed or retained by contract or operation of law any Liabilities (i) of any other Person in respect of any Environmental Claim or pursuant to Environmental Laws or (ii) with respect to any property used or operated in connection with the Business;

(f)           No Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by the Business or any predecessor in interest; and

(g)           Sellers have delivered to the Purchaser true and complete copies of all environmental reports, audits, studies, investigations or correspondence regarding any Liabilities pursuant to any Environmental Law of any Seller or any environmental conditions at any of the Leased Real Property which are in possession of any Seller or its agents.

(h)           The Business has no Liabilities pursuant to any Environmental Law.

Section 3.08           Intellectual Property.

(a)           Section 3.08(a) of the Sellers’ Disclosure Schedules sets forth a true and complete list of all (i) Registered Owned Intellectual Property and copyrights and Trademarks that have not been Registered but are material to the conduct of the Business; and (ii) Licensed Intellectual Property (other than Intellectual Property in unmodified “off-the-shelf” software licensed on generally standard terms and conditions, where the agreement(s) related to such software involve total consideration of less than $10,000).

(b)           Except as set forth in Section 3.08(b) of the Sellers’ Disclosure Schedules:

(i)            All Owned Intellectual Property is subsisting and valid and enforceable, and is not subject to any outstanding order, judgment or decree restricting its use or adversely affecting any Seller’s rights thereto.

(ii)           Neither the operation of the Business nor any Seller is infringing, misappropriating or violating, or has infringed, misappropriated or violated any Intellectual Property of a third party. There are no Actions, inter partes reviews, reexaminations, public protests, interferences, arbitrations, mediations, oppositions, cancellations, Internet domain name dispute resolutions or other proceedings (collectively, “Suits”) pending, decided, threatened or asserted concerning any claim or position that a Seller or any of its indemnitees have infringed, misappropriated or violated any Intellectual Property. To the Sellers’ Knowledge, no Person is infringing, misappropriating, or violating any Owned Intellectual Property.

(iii)           There are no Suits pending, decided, threatened or asserted concerning the Owned Intellectual Property, and no valid basis for any such Suits exists. There are no Suits pending, decided, threatened or asserted concerning the right of the Sellers to use the Licensed Intellectual Property, and to the Sellers’ Knowledge, there is no valid basis for any such Suits.

(iv)           A Seller owns or otherwise holds valid rights to use all Transferred Intellectual Property. All such rights are free of all Liens and are fully assignable by a Seller to any Person, without payment, consent of any Person or other condition or restriction. The Transferred Intellectual Property constitutes all Intellectual Property that is used in, or contemplated to be used in, the conduct of the Business as currently conducted and as currently contemplated to be conducted in the future.

(v)           No Person other than a Seller has any ownership interest in, or a right to receive a royalty or similar payment with respect to, any of the Owned Intellectual Property and no Person will have any such interest or right as a result of the consummation of the transactions contemplated by this Agreement. None of the Sellers has granted any options, licenses, assignments or agreements of any kind relating to (A) ownership of rights in Owned Intellectual Property or (B) the marketing or distribution of Owned Intellectual Property.

(vi)          None of the Sellers have entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation, or violation of any third party’s Intellectual Property, except for customary infringement and misappropriation indemnities for claims of infringement or misappropriation of U.S. Intellectual Property agreed to in the ordinary course of business and included as part of any contracts for the license or sale of products or services. None of the Sellers has entered into any agreement granting any third party the right to bring infringement actions or otherwise to enforce rights with respect to the Owned Intellectual Property or pursuant to which any Seller has agreed not to sue or otherwise enforce any legal rights with respect to Owned Intellectual Property.

(vii)         Each of the Sellers has timely made all material filings and payments with the appropriate foreign and domestic official offices required to maintain in subsistence all Registered Owned Intellectual Property. All documentation necessary to confirm, effect, and evidence each of the Sellers’ ownership of the Registered Owned Intellectual Property has been recorded in the United States Patent and Trademark Office, the United States Copyright Office and other official offices of Governmental Authorities.

(viii)        Each of the Sellers has taken all reasonable measures to protect the secrecy, confidentiality and value of all trade secrets and confidential information used or held for use in the connection with the Business. Each of the Sellers has taken all reasonable measures to protect its rights in the Trademarks included in the Owned Intellectual Property, including preventing dilution of such Trademarks and enforcing such rights against all infringers.

(ix)           The IT Systems used in the operation of the Business are adequate in all material respects for their intended use and for the operation of the Business as is currently operated and as are currently contemplated to be operated by the Sellers, and are in good working condition (normal wear and tear excepted). There has not been any malfunction with respect to any such IT Systems since January 1, 2016 that has not been remedied or replaced in all material respects. The Company has taken reasonable measures to protect the integrity and security of the IT Systems used in the operation of the Business from unauthorized use, access, or modification by third parties. In the past six (6) years, there has been no breach of or unauthorized access to any IT Systems of the Sellers or their contractors that has caused any material disruption to the operation of the Business or resulted in any unauthorized disclosure of any data owned, collected or controlled by a Seller.

(x)           To Sellers’ Knowledge, all software that is owned by any of the Sellers: (A) performs substantially in accordance with the documentation or other written material used in connection with it; and (B) does not contain any viruses, back-doors, or disabling devices known to the Sellers. None of the Owned Intellectual Property contains, or is distributed with, any software that is licensed pursuant to an open source, copyleft or community source code license (including any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License, MIT License, Apache License or similar license arrangement or other distribution model) in any manner that would restrict the ability of any Seller to freely exploit its proprietary interests in any such Owned Intellectual Property.

(xi)           Each Seller has complied with all Contracts, privacy policies, laws and regulations applicable to such Seller regarding personally identifiable information, including any such data privacy laws, Payment Card Industry data security standards, consumer laws, or agreements with third parties, in every jurisdiction where (A) the Business operates or (B) residents of such jurisdiction have provided personally identifiable information to a Seller. Each Seller has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect all personally identifiable information collected, processed or stored by it or on its behalf from and against unauthorized access, use or disclosure. No Seller has been legally required to provide any notices to data owners or Governmental Authorities in connection with an unauthorized disclosure of personally identifiable information.

Section 3.09           Real Property.

(a)           Section 3.09(a) of the Sellers’ Disclosure Schedules lists the street address and legal description where appropriate of each parcel of real property currently leased or subleased by any Seller as tenant or subtenant, as the case may be, which is used or useful in (to the extent Sellers hold rights, title and interest in such real property) or held for use in the conduct of the Business, and the identity of the lessee of each such parcel of Leased Real Property. The Sellers have delivered to the Purchaser true and complete copies of the leases and subleases in effect at the date hereof (including all amendments thereto and assignments in respect thereof) relating to the Leased Real Property. Each lease and sublease in respect of the Leased Real Property is a valid lease or sublease and Sellers have received no written notice of default except as disclosed in Section 3.09(a) of the Sellers’ Disclosure Schedules. No Seller has received notice of any pending condemnation proceeding or any threatened condemnation that would preclude or impair the use of any Leased Real Property by the Business for the purposes for which it is currently used. No Seller has received notice of the applicable Governmental Authority altering its zoning Laws so as to affect or potentially affect the Leased Real Property. No security deposit (including any letter of credit or similar security) or portion thereof deposited with respect to any lease or sublease has been applied in respect of a breach or default under such lease or sublease that has not been redeposited, replenished, replaced or supplemented in full.

(b)           The utility and other services provided to the Leased Real Property are adequate to conduct and operate the Business as currently carried out on such Property. All of the buildings, structures, appurtenances and equipment situated on the Leased Real Property are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Sellers have adequate rights of ingress and egress for operation of the Business in the ordinary course of business.

(c)           The Leased Real Property constitutes all of the real property used in the conduct of the Business.

(d)           Except as set forth in Section 3.09(d) of the Sellers’ Disclosure Schedules, the Sellers have valid and binding leasehold interests in all of its respective material assets, free and clear of any Liens, except, in each case, for Permitted Liens.

(e)           Except as set forth in Section 3.09(e) of the Sellers’ Disclosure Schedules, no options or rights of first offer or rights of first refusal or similar rights or options have been granted by any Seller to any Person (other than the Purchaser) that are enforceable despite the continuation of the Chapter 11 Cases to purchase, lease or otherwise acquire any interest in any of the Leased Real Property.

(f)           Subject to the entry of the Sale Order, except as set forth on Section 3.09(f) of the Sellers’ Disclosure Schedules, all real property leases listed in Section 3.09(a) of the Sellers’ Disclosure Schedules are assumable by the Seller and assignable by the Sellers to Purchaser pursuant to Section 365 of the Bankruptcy Code.

(g)           None of the Sellers or their Affiliates owns any real property that is used or useful for the Business.

Section 3.10           Employee Benefits Matters.

(a)           Employee Plans and Material Documents. Section 3.10(a) of the Sellers’ Disclosure Schedules sets forth a true and complete list of each Employee Plan. Prior to the date of this Agreement, the Sellers have provided to the Purchaser, with respect to each Employee Plan and to the extent applicable, true and correct copies of (i) the plan documents and all related trusts and services agreements (including all amendments thereto); (ii) the insurance contract and other funding arrangement, and all amendments thereto; and (iii) the most recent summary plan description, scheme booklet and all modifications thereto. None of the Sellers nor any ERISA Affiliate contributes to or has any obligation to contribute to, or has at any time within six (6) years prior to the date of this Agreement contributed to or had an obligation to contribute to, and no Employee Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Tax Code. No Employee Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Tax Code. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liabilities of the Sellers or any ERISA Affiliate that would be, or could become, a liability following the Closing of the Purchaser or its Affiliates.

(b)           Compliance. Each Employee Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws (including, without limitation, all Tax rules with which compliance is required for any intended favorable Tax treatment). There is no material default or violation of an Employee Plan by any party thereto and no action is pending or, to the Sellers’ Knowledge, threatened with respect to any Employee Plan and, to the Sellers’ Knowledge, no fact or event exists that could give rise to any such Action.

(c)           Qualification of Certain Employee Plans. Each Employee Plan that is intended to be qualified under Section 401(a) of the Tax Code or satisfy the requirements of Section 401(k) of the Tax Code (i) satisfies in form the requirements of Section 401(a) of the Tax Code or Section 401(k) of the Tax Code, as applicable, (ii) has received a favorable determination letter from the IRS covering all of the provisions applicable to the Employee Plan for which determination letters are currently available, and (iii) has not been operated in a way that would adversely affect its qualified status. Each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Tax Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the exempt status of any such trust or the qualified status of any Employee Plan described in the preceding sentence.

(d)           No Breach of Fiduciary Duty. No act, omission or transaction has occurred which would result in imposition on any of the Sellers or any ERISA Affiliate of: (i) breach of fiduciary duty liability damages under Section 409 of ERISA; (ii) a civil penalty assessed pursuant to Section 502 of ERISA; or (iii) a tax imposed pursuant to Chapter 43 of Subtitle D of the Tax Code. To the Seller’s Knowledge, there is no matter pending (other than routine qualification determination filings) with respect to any of the Employee Plans before the IRS, the United States Department of Labor or other Governmental Authority.

(e)           Retiree Medical Plans. Except as set forth in Section 3.10(e) of the Sellers’ Disclosure Schedule, no Seller has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of any Seller, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(f)           Accelerated Payments. No Employee Plan or any other agreement exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in (i) severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Employee Plans. In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or other property, acceleration of benefits, or provision of other rights have been or will be made hereunder, under any agreement contemplated herein, or under any Employee Plan or any other agreement that would be reasonably likely to be nondeductible or result in an excise tax under Section 280G of the Tax Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

Section 3.11           Taxes. Except as set forth in Section 3.11 of the Sellers’ Disclosure Schedules:

(a)           Sellers have timely filed or caused to be timely filed or will timely file or cause to be timely filed with the appropriate taxing authorities (taking into account extensions to file Tax Returns) all Tax Returns that are required to be filed with respect to the income or operations of the Business or the ownership of the Purchased Assets on or prior to the Closing Date;

(b)           All Taxes have been paid or will be timely paid and all material Taxes due by or with respect to the income or operations of the Business or the ownership of the Purchased Assets for the Pre-Closing Period have been timely paid or will be timely paid in full on or prior to the Closing Date;

(c)           Sales taxes pertaining to the Business and the Purchased Assets have been paid to date and in full.

(d)           (i) None of the Sellers are the subject of an audit or other examination of Taxes by the Tax authorities of any nation, state, province or locality with respect to the income or operations of the Business or the ownership of the Purchased Assets; (ii) no such audit is threatened or pending; and (iii) the Seller have not received any written notices from any Tax authority relating to any issue that could result in any liability for Taxes with respect to the income or operations of the Business or the ownership of the Purchased Assets;

(e)           (i) The Sellers have not entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes with respect to the income or operations of the Business or the ownership of the Purchased Assets that has not expired and (ii) the Sellers are not presently contesting the liability for Taxes with respect to the income or operations of the Business or the ownership of the Purchased Assets before any court, tribunal or agency;

(f)           All Taxes that the Sellers are (or were) required by Law to withhold or collect with respect to the income or operations of the Business or the ownership of the Purchased Assets in connection with amounts paid or owing to any employee, Representative, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable;

(g)           No claim has ever been made by any taxing authority in a jurisdiction where the Sellers do not file Tax Returns with respect to the income or operations of the Business or the ownership of the Purchased Assets that the Sellers are or may be subject to taxation by that jurisdiction with respect to the income or operations of the Business or the ownership of the Purchased Assets;

(h)           There are no Liens for Taxes or security interests on any of the Purchased Assets arising in connection with any failure (or alleged failure) to pay any Taxes (other than Permitted Liens); and

(i)           Sellers are not foreign persons within the meaning of Section 1445 of the Tax Code and the Regulations thereunder.

Section 3.12           Material Contracts.

(a)           Section 3.12(a) of the Sellers’ Disclosure Schedules sets forth all material, currently active Contracts concerning the Transferred Intellectual Property or that are related to, or used in or held for use in, the Business, including, without limitation:

(i)            Contracts for the purchase or sale of assets, products or services;

(ii)           Sole source supply Contracts for the purchase of Inventory or other goods or services that are otherwise not generally available and that are used in connection with the Business;

(iii)          Contracts for the lease of tangible personal property;

(iv)          Contracts containing a covenant that restricts a Seller or any Affiliate of a Seller from engaging in any line of business or competing with any Person;

(v)           Contracts providing for indemnification by a Seller, other than in connection with respect to standard terms and conditions of a Contract for the purchase or sale of assets, products or services in the ordinary course of business;

(vi)          Employment, management, consulting, buying agent, independent contractor, subcontractor, retainer, or other similar type of Contracts, other than unwritten at-will employment Contracts, under which services are provided by any Person and agreements or commitments to enter into the same (including without limitation, agreements with designers);

(vii)         Contracts relating to a joint venture of the Business;

(viii)        Currency exchange, interest rate, commodity exchange or similar Contracts;

(ix)           Contracts for capital expenditures;

(x)           Contracts with any director, officer or employee of any Seller (other than (A) employment agreements covered in clause (vii) above), (B) payments of compensation for employment to employees in connection with unwritten at-will employment Contracts and (C) participation in Employee Plans by employees);

(xi)           Contracts for Licensed Intellectual Property (other than license agreements for unmodified “off-the-shelf” software on generally standard terms and conditions involving total consideration of less than $10,000);

(xii)         Contracts granting a third party rights to Owned Intellectual Property;

(xiii)        Contracts for radio, television newspaper or other media advertising;

(xiv)        Contracts not made in the ordinary course of business; and

(xv)         Contracts for professional services.

(such Contracts collectively, “Material Contracts”, and each a “Material Contract” except to the extent any individual Contract has a value of less than $2,500).

(b)           The Sellers have delivered to the Purchaser true and complete copies of the Material Contracts (including all amendments thereto and assignments thereof).

(c)           Except as set forth in Section 3.12(c) of the Sellers’ Disclosure Schedules, each Material Contract (i) is valid and binding on the applicable Seller and the counterparties thereto, and is in full force and effect; and (ii) upon consummation of the Transactions, except to the extent that any consents set forth in Section 3.02 of the Sellers’ Disclosure Schedules and Bankruptcy Court approvals to transfer are not obtained or as otherwise would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall continue in full force and effect without penalty or other adverse consequence. Except as disclosed in Section 3.12(c) of the Sellers’ Disclosure Schedules, the applicable Seller and the counterparties thereto, are not in breach of, or default under, any Material Contract to which any of them is a party except for breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or, upon entry or issuance of the Sale Order by the Bankruptcy Court, would not preclude the Sellers from assigning such Material Contract to the Purchaser and that would be cured or rendered unenforceable in accordance with the Sale Order.

Section 3.13          Brokers. Except as set forth in Section 3.13 of the Sellers’ Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Seller.

Section 3.14           Title to Purchased Assets; Good Condition.

(a)           The Sellers have good and valid title to, or in the case of leased assets, a valid leasehold interest in, all of the Purchased Assets.

(b)           All of the tangible personal property used or useful in (to the extent Sellers hold rights, title and interest in such tangible personal property) or held for use in connection with the Business is in good operating condition and repair, free of defects and in a state of good maintenance, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used or intended.

Section 3.15          Sufficiency of Assets. The Purchased Assets constitute all of the assets, rights, interests and properties of every nature and kind whatsoever used or useful in (to the extent Sellers hold rights, title and interest in such tangible personal property) or held for use in the conduct of the Business, or otherwise necessary for the Purchaser to conduct and operate the Business immediately after the Closing in all material respects as presently conducted and as currently contemplated to be conducted.

Section 3.16           Insurance. Set forth in Section 3.16 of the Sellers’ Disclosure Schedules is an accurate and complete list of each insurance policy and insurance arrangement that covers the Purchased Assets, the Assumed Liabilities, the Business or employees (including self-insurance, but excluding insurance policies providing benefits under welfare plans and directors’ and officers’ insurance) of the Business (the “Insurance Policies”). Except as set forth in Section 3.16 of the Sellers’ Disclosure Schedules, the Insurance Policies are in full force and effect, all premiums thereon have been paid, and the Sellers are otherwise in compliance in all material respects with the terms and provisions of such policies. No Seller is in default under any of the Insurance Policies (or any policy required to be set forth in Section 3.16 of the Sellers’ Disclosure Schedules) and, to the Sellers’ Knowledge, there exists no event, occurrence, condition or act (including the purchase of the Purchased Assets hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default thereunder. Except as set forth in Section 3.16 of the Sellers’ Disclosure Schedules, no Seller is aware of any pending notice of cancellation or non-renewal of any such Insurance Policies nor, to the Sellers’ Knowledge, has the termination of any such Insurance Policies been threatened, and there exists no event, occurrence, condition or act (including the purchase of the Purchased Assets hereunder) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would entitle any insurer to terminate or cancel any such Insurance Policies.

Section 3.17           Suppliers. Section 3.17(a) of the Sellers’ Disclosure Schedules sets forth the fifty (50) largest suppliers of the Business based on consolidated purchases by the Business during such period. Except as set forth in Section 3.17(c) of the Sellers’ Disclosure Schedules, no Seller (i) has received any notice that any such supplier has cancelled, or threatened to cancel, its relationship with any Seller or the Business or intends to reduce the amounts sold to any Seller, or (ii) has received any notice that any such supplier has or intends to, modify in any material respect the terms or conditions of any Contract between the Seller and any such supplier.

Section 3.18           Permits. The Sellers have made available to the Purchaser prior to the date hereof a true and complete copy of each of the Permits and Licenses, each of which is listed in Section 3.18 of the Sellers’ Disclosure Schedules. The Sellers have obtained and possess all Permits and Licenses and have made all registrations or filings with or notices to any Governmental Authority necessary for the lawful conduct of the Business as presently conducted and operated, or necessary for the lawful ownership of its properties and assets or the operation of the Business as presently conducted and operated. Each such Permit and License is valid and in full force and effect and the Sellers are in material compliance with all such Permits and Licenses. Each such Permit and License is included in the Purchased Assets. The consummation of the Transactions will not result in the revocation, cancellation or termination of, or any adverse amendment or modification to, any such Permit and License. Any applications for the renewal of any such Permit and License that are due prior to the Closing Date will be timely made or filed by the applicable Seller prior to the Closing Date. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit and License is pending or, to the Sellers’ Knowledge, threatened and there is no valid basis for any such proceeding. No administrative or governmental action or proceeding has been taken in connection with the expiration, continuance or renewal of any such Permit and License and there is no valid basis for any such proceeding.

Section 3.19          Liquor Licenses. Section 3.19 of the Sellers’ Disclosure Schedules sets forth a true, correct, and complete list of all Liquor Licenses held by the Sellers in connection with the operation of the Business. To the extent required by applicable Law or regulation, Sellers possess a Liquor License for each restaurant.

Section 3.20          Absence of Certain Changes. Other than as a result of the commencement of the Chapter 11 Cases or as set forth on in Section 3.20 of the Sellers’ Disclosure Schedules, since December 31, 2014, the Business has not experienced any (a) damage, destruction or loss, whether covered by insurance or not, individually having a cost of $10,000 or more; (b) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, change in accounting methods or principles or any write-down, write up or revaluation of any of the Purchased Assets or Assumed Liabilities, in each case except depreciation accounted for in the ordinary course of business and write-downs of inventory which reflect the lower of cost or market and, in each case, which are in the ordinary course of business and in accordance with GAAP; or (c) sale, assignment, transfer, lease or license (other than a Permitted Lien) of or on any of the Business’ tangible assets, except in the ordinary course of business consistent with past practice, or agreement, whether orally or in writing, to do any of the foregoing in this subsection (c). Since December 31, 2014, other than as a result of the commencement of the Chapter 11 Cases, there has not been, occurred or arisen any agreement, condition, action, omission or event which would be prohibited (or require consent) under Section 5.01 had it existed, occurred or arisen after the date of this Agreement.

Section 3.21           Labor Matters.

(a)           No Business Employee’s terms or conditions of employment are subject to the terms of any collective bargaining relationship or collective bargaining agreement or similar Contract with a labor union or employee representative. Except as set forth in Section 3.21(a) of the Sellers’ Disclosure Schedules, (i) none of the Sellers is a party or subject to any collective bargaining, voluntary recognition, union or similar agreement or other Contract with respect to any of the Business Employees, the Business or the Purchased Assets, no union represents or claims to represent or is attempting to organize any of the Business Employees and to the Sellers’ Knowledge there is no existing certification where no collective bargaining agreement exists, (ii) to the Seller’s Knowledge, there is no unfair labor practice charge or complaint against any Seller in respect of the Business or the Purchased Assets pending or threatened before the National Labor Relations Board, any federal or state labor relations board or any court, tribunal or other Governmental Authority, (iv) there is no strike, lockout, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the Business Employees, Business or the Purchased Assets and there has been no strike, lockout, dispute, request for representation, slowdown or stoppage within the past three (3) years in respect of the Business Employees, Business or the Purchased Assets, and (v) none of the Sellers is a federal or state contractor or subcontractor.

(b)           Except as disclosed in Section 3.21(b) of the Sellers’ Disclosure Schedule, (i) there are no outstanding Orders against any of the Sellers under any applicable Law relating to occupational safety and health, or any other matters relating to employment or employees, in connection with the Business, the Purchased Assets or any Business Employees, and (ii) any levies, assessments, and penalties made in connection with the Business, the Purchased Assets or any Business Employees relating to occupational safety and health, or any other matters relating to employment or employees, have been paid in full.

Section 3.22          Inventory. Except as set forth on Section 3.22 of the Sellers’ Disclosure Schedules, all Inventory of the Sellers is in good, merchantable and usable condition in the ordinary course of business consistent with current and past practice.

Section 3.23          Receivables. Except as set forth on Section 3.23 of the Sellers’ Disclosure Schedules, the Receivables, (i) except for intercompany claims, have arisen out of actual sales with unaffiliated third parties in the ordinary course of business consistent with past practice, (ii) are free and clear of all defenses and claims of any nature whatsoever other than claims for warranties and claims made in the ordinary course of business that are not material in the aggregate, and (iii) are collectible in the ordinary course of business consistent with past practice, net of reserves.

Section 3.24           Foreign Corrupt Practices Act. Neither any Seller, nor any Representative, consultant or agent thereof acting on any Seller’s behalf, has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to: (a) any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a foreign government, or any agency or subdivision thereof; or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign government or agency or subdivision thereof, in the case of both (a) and (b) above in order to assist any Seller to obtain or retain business for or direct business to the Seller and under circumstances which would subject any Seller to liability under the FCPA or any corresponding foreign Laws.

Section 3.25           U.S. Real Property Holding Corporation. No Seller is now or has ever been a “United States Real Property Holding Corporation,” as defined in Section 897(c)(2) of the Tax Code and Section 1.897-2(b) of the regulations thereunder.

Section 3.26           Transactions with Related Parties. Except as set forth in Section 3.26 of the Sellers’ Disclosure Schedules:

(a)           No agreement or transaction between any of the Sellers and (i) any director, officer, stockholder or Affiliate of the Sellers, or (ii) any relative or spouse (or relative of such spouse) of any such director, officer, stockholder or Affiliate (such persons in (i) and (ii) being referred to herein as a “Related Party” or collectively as the “Related Parties”) has been entered into.

(b)           No Related Party is a director or officer of, or has any direct or indirect interest in (other than the ownership of not more than 5% of the publicly traded shares of), any Person or entity which is a supplier, vendor, or competitor of the Seller.

(c)           No Related Party owns or has any interest in, directly or indirectly, in whole or in part, any tangible or intangible property used in the conduct of the Business or any Purchased Asset.

(d)           Other than expense advance reimbursements not exceeding $10,000 in the aggregate, no Related Party owes any money or other amounts to, nor is any Related Party owed any money or other amounts by, any of the Sellers.

(e)           Except as set forth on Section 3.26 of the Seller’s Disclosure Schedules, no Seller has, directly or indirectly, guaranteed or assumed any Indebtedness for borrowed money or otherwise for the benefit of any Related Party, except pursuant to the DIP Notes.

Section 3.27           Franchise Matters. Purchaser has been provided true and complete copies of all of Sellers’ Franchise Agreements. Section 3.27 of the Sellers’ Disclosure Schedules sets forth a complete and correct list of (i) each Franchisee and the licensed territory of each such Franchisee and (ii) each Franchise Agreement with any Franchisee. Except as disclosed on Section 3.27 of the Sellers’ Disclosure Schedules, each Franchise Agreement is valid, binding and enforceable with respect to the Sellers and the Franchisee party thereto, in accordance with its terms, and in full force and effect, in each case, except (A) to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles and (B) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought. Except as set forth in Section 3.27 of the Sellers’ Disclosure Schedules, the applicable Seller (x) has performed all material obligations required to be performed by it under such Franchise Agreement and (y) is not in default in any material respect under such Franchise Agreement and no event has occurred thereunder which, with the lapse of time or the giving of notice or both, would constitute such a default. Except as set forth in Section 3.27 of the Sellers’ Disclosure Schedules, to the Sellers’ Knowledge, each other party to the Franchise Agreements is in material compliance with the provisions thereof and has performed all material obligations required to be performed by such party to date. The consummation of the Transaction will not require consent of or approval by any Franchisee under any Franchise Agreement. Except as set forth in Section 3.27 of the Sellers’ Disclosure Schedules, to the Sellers’ Knowledge all of the Franchises have been sold in compliance in all material respects with applicable foreign, federal, state and/or local franchise disclosure and registration requirements. Except as set forth in Section 3.27 of the Sellers’ Disclosure Schedules, the applicable Seller is current in all material respects with respect to the filing of all required disclosure statements, amendments, reports, consents and other documents required under franchise-related laws, except with respect to disclosure of this Agreement and the Transactions, and Sellers’ current franchise disclosure document complies in all material respects with the requirements of the Federal Trade Commission concerning the offering of the franchises.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows:

Section 4.01           Organization and Authority of the Purchaser. The Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not materially and adversely affect the ability of the Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the Transactions have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery the Sellers and other parties thereto), subject to the approval of the Bankruptcy Court, this Agreement constitutes, and upon their execution the Ancillary Agreements to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

Section 4.02           No Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party do not and will not: (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws of the Purchaser; (b) conflict with or violate any Law or Order applicable to the Purchaser or its assets, properties or businesses; or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under this Agreement and the Ancillary Agreements to which it is a party, and to consummate the Transactions.

Section 4.03           Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party do not or, upon the entry by the Bankruptcy Court of the Sale Order as required by Section 7.01(d) and Section 7.02(d), will not require any consent, approval, authorization or other Order of, action by, filing with, or notification to, any Governmental Authority, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Purchaser of the Transactions.

Section 4.04           Litigation. As of the date hereof, no Action by or against the Purchaser is pending or, to the Purchaser’s Knowledge, threatened, which would reasonably be expected to affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the Transactions.

Section 4.05           Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, the Purchaser acknowledges and agrees that the Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Seller in Article III hereof (as modified by the Sellers’ Disclosure Schedules) or in any of the Ancillary Agreements, and the Purchaser acknowledges and agrees that, except for the representations and warranties contained therein or in any of the Ancillary Agreements, the Purchased Assets and the Business are being transferred on a “where is” and, as to condition, “as is” basis. The Purchaser further acknowledges that neither the Sellers nor any of their Affiliates have made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Sellers or any of their Affiliates, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement or in any of the Ancillary Agreements, and none of the Sellers or any of their Affiliates will not have or be subject to any liability to the Purchaser or any of its Affiliates resulting from the distribution to the Purchaser or its representatives or the Purchaser’s use of, any such information with respect to which a representation and warranty has not been made, including any confidential memoranda distributed on behalf of the Sellers relating to the Business or other publications or data room information provided to the Purchaser or its representatives, or any other document or information in any form provided to the Purchaser or its representatives in connection with the sale of the Business and the transactions contemplated hereby with respect to which a representation and warranty has not been made. The Purchaser acknowledges that it has conducted to its satisfaction, its own independent investigation of the Business and, in making the determination to proceed with the transactions contemplated by this Agreement the Purchaser has relied on the representations and warranties of the Sellers set forth in Article III (as modified by the Sellers’ Disclosure Schedules hereto) and in the Ancillary Agreements and the results of the Purchaser’s own independent investigation.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.01           Conduct of Business Prior to the Closing.

(a)           The Sellers covenant and agree that, except (1) as described in Section 5.01(a) of the Sellers’ Disclosure Schedules, (2) as required by Law or as required by the Bankruptcy Code, (3) as otherwise expressly permitted by this Agreement, or (4) with the prior written consent of Purchaser, between the date hereof and the Closing, the Sellers shall:

(i)            conduct and maintain its business in the condition as of the date hereof;

(ii)           use its commercially reasonable efforts to preserve intact in all material respects the Purchased Assets, to maintain, preserve and keep the Purchased Assets in good condition and repair (normal wear and tear excepted), and to maintain in effect all material licenses, permits, and approvals of Governmental Authorities which are necessary for the conduct of the Business;

(iii)           use commercially reasonable efforts to maintain the Sellers’ current insurance coverage under each insurance policy maintained by the Sellers with respect to the Business, provided that the Purchaser acknowledges that, after the Closing Date, the Sellers shall have no responsibility for obtaining or maintaining any insurance relating to the Business, whether relating to or arising out of occurrences prior to, at or subsequent to, the Closing, except to the extent required to enable the Seller to comply with Section 2.01(a)(xiv);

(iv)          conduct the Business only in the ordinary course of business consistent with past practice or ordinary practice for a debtor-in-possession under Chapter 11 of the Bankruptcy Code;

(v)           maintain in all material respects the goodwill and organization of the Business and Sellers’ relationship with the Business Employees, suppliers, customers, lenders, lessors and others having business dealings with them in connection with the Business;

(vi)          use commercially reasonable efforts to obtain all necessary consents to the transfer of the Contracts that are to be transferred to the Purchaser pursuant to this Agreement;

(vii)         use commercially reasonable efforts to obtain authorization pursuant to the Sale Order to execute, deliver and/or file Uniform Commercial Code, lien releases, discharges, financing change statements and such other documents, notices or instruments as the Purchaser may reasonably deem necessary to release all Liens, except for Permitted Liens, against the Purchased Assets;

(viii)        pay and discharge their post-petition, priority or administrative Liabilities relating to the Business as they come due in the ordinary course of business except those (A) contested in good faith by the Sellers or (B) otherwise subject to the automatic stay under the Bankruptcy Code;

(ix)           use commercially reasonable efforts to consult in good faith on a weekly basis with the Representatives of the Purchaser to report material operational developments and the general status of ongoing operations of the Business, including any Material Adverse Effect;

(x)           use commercially reasonable efforts to assist the Purchaser in renewing any Assigned Contracts identified by the Purchaser as contracts that the Purchaser desires to renew; and

(xi)           use commercially reasonable efforts to preserve all net operating losses of the Business.

(b)           The Sellers covenant and agree that, except (1) as described in Section 5.01(b) of the Sellers’ Disclosure Schedules, (2) as required by Law or as is customary for a debtor-in-possession under Chapter 11 of the Bankruptcy Code, (3) as otherwise expressly permitted by this Agreement, or (4) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed) between the date hereof and the Closing, the Sellers shall not:

(i)            sell, lease, dispose or otherwise transfer or distribute any of the Purchased Assets, or any interest therein, other than transfers and dispositions, including the sale and purchase of Inventory from suppliers, made in the ordinary course of business;

(ii)           grant or announce any increase in the salaries, bonuses, severance or other benefits or compensation paid or payable to any of the Business Employees or grant any equity or equity-based compensation to any Business Employees, other than as may be required by any Employee Plan;

(iii)           effect any involuntary termination of any management level Business Employees without cause without providing the Purchaser with reasonable notice of the same and a reasonable opportunity to consult with the Sellers;

(iv)           adopt any employee benefit plan that would be an Employee Plan if in existence as of the date of this Agreement for any Business Employees, or amend or modify any existing Employee Plans for such employees;

(v)           transfer the employment of any management level Business Employee or hire any individual who, if employed on the day hereof, would be a management level Business Employee;

(vi)          make any material change to any method of accounting or accounting practice or policy used by the Sellers (as it relates to the Business), other than such changes required by GAAP;

(vii)         fail to exercise any rights of renewal with respect to any Leased Real Property that by its terms would otherwise expire;

(viii)        enter or agree to enter into any Material Contract which may be included in the Purchased Assets, or make or agree to make a material change or modification to any existing Material Contract included in the Purchased Assets, except for agreements relating to sale and purchase of Inventory from suppliers in the ordinary course of business without providing the Purchaser with reasonable notice of the same and a reasonable opportunity to consult with the Sellers;

(ix)           take or omit to take any action that would require disclosure under Article III, or that would otherwise result in a breach of any of the representations, warranties or covenants made by the Sellers in this Agreement or in any of the Ancillary Agreements;

(x)           take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect on the Business or the Purchased Assets;

(xi)           (A) enter into any Contract regarding the license, sublicense, agreement or permission to use Intellectual Property, other than non-exclusive license agreements in the ordinary course of business or (B) sell, transfer, assign, abandon, permit to lapse or otherwise dispose of any Owned Intellectual Property;

(xii)          enter into any Contract for the sublease of any of the Leased Real Property;

(xiii)        amend its certificate or articles of incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents or take any other action if any such amendment or action would have an adverse effect on the ability of any Seller to consummate the Transactions or otherwise adversely affect the Business or the value, utility or transferability of the Purchased Assets;

(xiv)        purchase, redeem or agree to purchase or redeem any of its equity interests, options, warrants or rights to purchase equity interests or securities of any kind convertible or exchangeable for equity interests;

(xv)         acquire any entity or all or substantially all of the assets of any entity or make any other investment outside the ordinary course of business;

(xvi)        make any capital expenditures, the aggregate amount of which are in excess of $10,000 per week;

(xvii)       (1) other than in the ordinary course of business pursuant to existing credit facilities, make any loan, advance, guaranty or other extension of credit to any Person or enter into any commitment to make any loan, advance, guaranty or other extension or credit, or (a) enter into any other transaction with any Affiliate of any Seller or any employee of any Seller;

(xviii)      create or incur any Lien or fail to take action to discharge any involuntary Lien, against or in respect of any Purchased Assets, except for Permitted Liens;

(xix)         pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $10,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practices of the Business or in accordance with their terms, of liabilities reflected or reserved against in the balance sheet of the Seller as of December 31, 2015, or incurred since December 31, 2015 in the ordinary course of business consistent with past practices of the Business and in accordance with the Sellers’ representations, warranties and covenants contained in this Agreement;

(xx)          compromise or otherwise settle any claims relating to, or adjust any assertion or claim of a deficiency in, Taxes (or interest thereon or penalties in connection therewith), or file any appeal from an asserted deficiency, except in a form previously approved by the Purchaser in writing, or file or amend any Tax Return, in any case before furnishing a copy to the Purchaser and affording the Purchaser an opportunity to consult with respect thereto;

(xxi)         make any material Tax election;

(xxii)        fail to use its reasonable best efforts to collect Receivables and pay accounts payable in the ordinary course of business consistent with past practices of the Business;

(xxiii)       declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to holders of its equity interests;

(xxiv)      fail to comply, in all material respects, with all applicable Laws and Orders;

(xxv)       (A) accelerate the collection of or shorten the customary collection cycles for, solicit early collection of or alter in any material respect discounts or other incentives for early payment of, any accounts receivable of any Seller, or (B) defer the payment of or lengthen any Seller’s customary payment cycles for any trade and other payables of any Seller;

(xxvi)       enter into any transaction with any Affiliate, director, officer, manager or employee of any Seller;

(xxvii)     take any other action that would require Bankruptcy Court approval unless such approval is obtained; or

(xxviii)    agree to take any of the actions specified in this Section 5.01, except as expressly contemplated by this Agreement and the Ancillary Agreements.

Section 5.02           Access to Information; Consultant.

(a)           From the date hereof until the Closing, upon reasonable notice, the Sellers shall, and shall cause their Representatives, accountants and counsel to: (a) afford the Purchaser, its Affiliates, potential financing sources and their respective authorized Representatives reasonable access to the offices, properties and books and records of the Sellers (to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities), including access to conduct environmental site assessments; and (b) furnish to the respective authorized Representatives of the Purchaser and its Affiliates and potential financing sources such additional financial and operating data and other information regarding the Business, the Purchased Assets and the Assumed Liabilities (or copies thereof) as the Purchaser may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, under the supervision of the applicable Seller’s personnel and in such a manner as not to interfere with the normal operations of the Business; provided, further, that such review by and any information furnished to the Purchaser shall not affect the representations and warranties made by the Sellers in this Agreement or the remedies of the Purchaser for breaches of those representations and warranties. From time to time prior to the Closing, the Sellers shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring prior to or at the date of this Agreement, would have been required to be set forth or disclosed herein; provided, however, that such supplemental information shall not be deemed to be an amendment to the Sellers’ Disclosure Schedules or the representations and warranties made by the Sellers in this Agreement.

(b)           Without limiting the generality of the foregoing, the Sellers agree to provide the Purchaser or any consultants retained by the Purchaser reasonable access to the Sellers’ books, records, operations, employees and Representatives.

(c)           The Parties acknowledge that after Closing each Party may need access to information or documents in the control or possession of the other Party for the purposes of concluding the transactions herein contemplated, Tax Returns or audits, complying with the Assigned Contracts or applicable Law, and the prosecution or defense of third party claims. Accordingly, each Party shall keep, preserve and maintain in the ordinary course of business, and as required by applicable Law and relevant insurance carriers, all books, records, documents and other information in the possession or control of such Party and relevant to the foregoing purposes until the expiration of any applicable statute of limitations; provided, however, that the Purchaser shall not be required to keep, preserve or maintain any such items after the earlier of (i) three (3) years after the date hereof, (ii) the confirmation of a plan in the Chapter 11 Cases or (iii) the closing of the Chapter 11 Cases. In connection with the foregoing, neither Party shall destroy or otherwise dispose of any of the items referenced in this Section 5.02(c) during the time such Party is required to keep, preserve or maintain such item unless the Party seeking to destroy or dispose of such items provides sixty (60) days’ prior written notice to the other Party of the intent to seek or destroy such items and affords such other Party an opportunity to copy or otherwise remove such items.

(d)           Each Party shall cooperate fully with, and make available for inspection and copying by, the other Party, its employees, agents, counsel and accountants and/or Governmental Authorities, upon written request and at the expense of the requesting Party, such books, records, documents and other information in its possession or control to the extent reasonably necessary to facilitate the foregoing purposes. In addition, each Party shall cooperate with, and shall permit and use commercially reasonable efforts to cause, at the expense of the requesting Party, its respective former and present general or limited partners, members, directors, officers and employees, as applicable, to cooperate with the other Party on and after Closing in furnishing information, evidence, testimony and other assistance in connection with any action, proceeding, arrangement or dispute of any nature with respect to the subject matters of this Agreement and pertaining to periods prior to the Closing Date.

(e)           The exercise by either Party of any right of access granted herein shall not materially interfere with the business operations of the other Party.

Section 5.03           Damage or Destruction. Until the Closing, the Purchased Assets shall remain at the risk of the Sellers. In the event of any material damage to or destruction of any Purchased Asset (other than normal wear and tear) after the date hereof and prior to the Closing (in any such case, a “Loss”), the Sellers shall give notice thereof to the Purchaser, and if any such Losses would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Purchaser shall be entitled to terminate this Agreement upon providing the Sellers written notice of such termination. If any such Loss is covered by policies of insurance, all right and claim of the Sellers to any proceeds of insurance for such Loss shall be assigned and (if previously received by the Sellers and not used prior to the Closing Date to repair any damage or destruction) paid to the Purchaser at Closing. If any such Loss is not covered by policies of insurance, the Purchaser shall have the right to reduce the Purchase Price by an amount equal to (i) the estimated cost to repair or restore the Purchased Assets affected by such Loss (the “Affected Assets”) to substantially repair or restore their condition immediately prior to the occurrence of such Loss or (ii) if such Affected Assets are destroyed or damaged beyond repair, the replacement cost of the Affected Assets, and all compensation payable on account of such Loss shall be retained by the Sellers. If the Purchaser elects to reduce the Purchase Price pursuant to this Section 5.03, the Sellers and the Purchaser shall negotiate in good faith in an effort to agree upon the amount of such reduction. If the parties are unable to reach agreement within five (5) Business Days after notice of the Loss is given by the Sellers, then the amount of the reduction shall be determined by an independent, qualified insurance adjuster selected by the parties (or, if they are unable to agree on such selection, one appointed by the Bankruptcy Court upon application of either party).

Section 5.04           Regulatory and Other Authorizations; Notices and Consents. The Purchaser and the Sellers shall each use their commercially reasonable efforts to promptly obtain all waivers, authorizations, notices to proceed, consents, orders and approvals of all Governmental Authorities, officials and other Persons, make all required filings, applications and petitions with, and give all required notices to, the applicable Governmental Authorities and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements and will cooperate fully with the other parties in promptly seeking to obtain all such waivers, authorizations, consents, orders, notices to proceed and approvals.

Section 5.05          Permits and Licenses. Commencing on the date of this Agreement, the parties, cooperating in good faith, shall use commercially reasonable efforts to take such steps, including the filing of any required applications with Governmental Authorities, as may be necessary (i) to effect the transfer of the Permits and Licenses, including the Liquor Licenses but excluding any Permits and Licenses that are Excluded Assets, to the Purchaser on or as soon as practicable after the Closing Date, to the extent such transfer is permissible under applicable Law, and (ii) to enable the Purchaser to obtain, on or as soon as practicable after the Closing Date, any additional licenses (including any Liquor Licenses that are non-transferrable), permits, approvals, consents, certificates, registrations, and authorizations (whether governmental, regulatory, or otherwise) as may be necessary for the lawful operation of the Business from and after the Closing Date.

Section 5.06           Intellectual Property.

(a)           No later than ten (10) Business Days following the Closing, each Seller shall, and shall cause its Affiliates to, (i) file amendments with the appropriate Governmental Authorities changing its corporate name, “doing business as” name, trade name, and any other similar corporate identifier (each, a “Corporate Name”) to a Corporate Name that does not contain any of the Trademarks comprising the Transferred Intellectual Property and (ii) permanently discontinue use of (1) the term “Cosi” and other Trademarks included in the Transferred Intellectual Property, including any mark or term confusingly similar thereto or derivative thereof, and (2) all other Intellectual Property included in the Purchased Assets.

(b)           The Sellers shall use their commercially reasonable efforts to assign to the Purchaser the Contracts concerning Licensed Intellectual Property (other than such Contracts that are Excluded Assets), or otherwise shall obtain for the Purchaser and its Affiliates the right to use Licensed Intellectual Property (other than Licensed Intellectual Property constituting Excluded Assets), such that, beginning on the Closing Date, the Purchaser and its Affiliates will have valid and enforceable rights to use all Licensed Intellectual Property (other than Licensed Intellectual Property constituting Excluded Assets) as it was used by or for the benefit of the Business (including all configurations and customizations thereof) prior to the Closing. Prior to the Closing Date, the Sellers shall use their commercially reasonable efforts to obtain all third party consents necessary to assign such agreements or to obtain such rights and the Purchaser shall cooperate with the Sellers in good faith to assist the Seller in obtaining such consents.

(c)           On or before the Closing Date, the Sellers shall deliver to the Purchaser all records and information in the Sellers’ possession or under the Sellers’ control concerning the Owned Intellectual Property, and all copies thereof, including any license and settlement agreements, the documentation, source code and object code for all computer software, documentation concerning registrations and applications, prosecution histories, correspondence with Governmental Authorities, litigation files relating to infringements, disputes or demands, including opposition and cancellation proceedings, cease and desist and protest letters, and all documents concerning security interests, mortgages, liens and other encumbrances.

Section 5.07           Further Action. Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions, including using its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including any Governmental Authority), challenging this Agreement. Without limiting the generality of the foregoing, the Sellers shall use their commercially reasonable efforts to cause its accountants, attorneys, advisors, employees and other Representatives to cooperate with the Purchaser in order to consummate and make effective the Transactions. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the Sellers and the Purchaser shall take all such necessary action. Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Affiliates shall be required, in connection with obtaining any action or no action, waiver authorization, consent, Order or approval of any Governmental Authority or Person, or otherwise in connection with the consummation or making effective of the Transactions to (x) sell, divest, hold separate, otherwise dispose of or license or conduct any portion of their respective assets, properties or businesses or the assets, properties or businesses to be acquired by the Purchaser pursuant hereto in a specified manner, or (y) agree to sell, divest, hold separate, otherwise dispose of or license or conduct any portion of their respective assets, properties or businesses or the assets, properties or businesses to be acquired by the Purchaser pursuant hereto in a specified manner, or (z) take or agree to take any other action or agree to any limitation that, in the case of clauses (x), (y) or (z), would have a Material Adverse Effect on the Purchaser or its Affiliates or a Material Adverse Effect on the benefits, taken as a whole, reasonably expected to be derived by Purchaser from the Transactions.

Section 5.08           Tax Cooperation and Exchange of Information.

(a)           The Parties hereto will provide the other Parties (at no charge) with such cooperation and information as may be reasonably requested in filing any Tax Return, amended Tax Return or claim for refund, determining any liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit, dispute, litigation or other proceeding in respect of Taxes for which the other Party is responsible pursuant to the terms of this Agreement. Such cooperation and information shall include, but is not limited to, providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities, provided, however, that the Purchaser shall not be required to provide or disclose any of its (or its Affiliates’) Tax Returns or related work papers for any income Taxes. Each of the Parties will make themselves (and their respective employees and Representatives) reasonably available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 5.08(a). Each of the Parties will retain all Tax Returns, schedules and work papers and all material records or other documents in its possession (or in the possession of its Affiliates) relating to Tax matters (other than the Purchaser’s income Tax matters) relevant to the Purchased Assets or the Business for the taxable period first ending after the Closing and for all prior taxable periods (the “Tax Documents”) until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions. After such time or at any other time when the Parties want to dispose the Tax Documents, before any of the Parties shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other Party shall be given the opportunity, after ninety (90) days’ prior written notice, to remove and retain all or any part of such documents as such other Party may select (at such other Party’s expense). In the event that a Seller is liquidated or otherwise ceases to be a going concern prior to the expiration of the period described in the second preceding sentence and such Seller’s Tax Documents are not retained by such Seller’s Affiliate, such Seller shall offer the Purchaser the opportunity described in the preceding sentence (with ninety (90) days’ prior written notice or such shorter period of notice as may be practicable) to remove and retain Tax Documents (at Purchaser’s expense) and such Seller may then dispose of any such documents not removed by the Purchaser. If it is not practical to give the other Party the right to retain Tax Documents, the other Party may instead be given a reasonable opportunity to make copies, at its own expense of such Tax Documents. Any information obtained under this Section 5.08(a) shall be kept confidential, except as may be otherwise required in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(b)           The Sellers shall not take any actions (including, but not limited to, filing any Tax Return or amended Tax Return, responding to any audit or inquiry by a taxing authority, or settling or compromising any controversy with a taxing authority) that could materially affect the Tax Liability of the Purchaser or any of its Affiliates without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed, provided that this Section 5.08(b) shall not apply to income Taxes or Tax Returns in respect thereof.

Section 5.09           Taxes.

(a)           Any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (“Conveyance Taxes”) shall be borne by the Purchaser. The Sellers and the Purchaser shall use commercially reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Purchased Assets from Conveyance Taxes, including under Section 1146(a) of the Bankruptcy Code. Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all Conveyance Taxes and, if required by applicable Law, and the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)           All Taxes that arise out of the operation of the Business, the Purchased Assets, or the Assumed Liabilities attributable to any Straddle Period shall be apportioned between Purchaser and Seller in the following manner: All Taxes that arise out of the operation of the Business, the Purchased Assets, or the Assumed Liabilities attributable to that portion of a Straddle Period ending prior to the Closing Date (the “Pre-Closing Straddle Period”) shall be attributable to and paid by the Sellers consistent with the cash collateral budget approved by the Bankruptcy Court, and all Taxes that arise out of the operation of the Business, the Purchased Assets, or the Assumed Liabilities attributable to that portion of a Straddle Period that begins on or after the Closing Date shall be attributable to and paid by the Purchaser. In the case of any Taxes that arise out of the operation of the Business, the Purchased Assets, or the Assumed Liabilities for a Straddle Period, the portion of such Taxes that are allocated to the Pre-Closing Straddle Period shall be (x) the amount that would be payable if the relevant taxable period ended at the end of the day before the Closing Date pursuant to an interim closing of the books in the case of all Taxes (other than the Taxes described in (y) below), and (y) in the case of Taxes based on periods of time that cannot be allocated based on an interim closing of the books, the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the total number of days in that portion of such taxable period ending at the end of the day before the Closing Date and the denominator of which is the total number of days in such taxable period.

(c)           From and after the Closing Date, the Sellers and the Purchaser agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce, or eliminate any Tax (including additions thereto or interest and penalties thereon) that could be imposed with respect to the transactions contemplated by this Agreement.

(d)           The Sellers, on the one hand, and the Purchaser, on the other hand, as the case may be (the “Reimbursing Party”), shall provide reimbursement for any Tax paid by the other Party (the “Paying Party”), all or a portion of which is the responsibility of the Reimbursing Party in accordance with the terms of this Section 5.10 or which represents an overpayment of Tax by the Paying Party. Within a reasonable time prior to the payment of any such Tax, the Paying Party shall give notice to the Reimbursing Party of the Tax payable and each Party’s respective liability therefor; provided, however that a failure to provide such notice will not relieve the Reimbursing Party from its liability hereunder except to the extent that the Reimbursing Party is prejudiced thereby. Any amounts which become payable from Seller to Purchaser pursuant to Section 5.09(b) shall constitute a super priority administrative expense of Seller under Section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

Section 5.10           Waiver of Bulk Sales Laws. To the greatest extent permitted by applicable Law, Purchaser and Sellers waive compliance with the terms of any bulk sales or similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. The Sale Order shall contain a finding by the Bankruptcy Court or shall decree that the Sellers and Purchaser are not required to comply with any such Laws.

Section 5.11           Nondisclosure. Neither the Purchaser nor any Seller shall disclose to the public or to any third party any material non-public information concerning or relating to the other parties hereto, other than with the express prior written consent of such other parties, except as may be required by applicable Law or the Bankruptcy Court, in which event the contents of any proposed disclosure shall be discussed with such other parties before release; provided, however, that the parties acknowledge that this Agreement shall be filed with the Bankruptcy Court and disseminated to creditors of the Sellers and third parties, and also that, notwithstanding anything to the contrary contained in this Agreement, any party hereto may disclose such information (a) to any of its stockholders, members, Affiliates, agents, Representatives, consultants and potential financing sources who need to know such information for the sole purpose of evaluating the Transactions, or (b) where such disclosure is required under any applicable Law. For the avoidance of doubt, as of the Closing, the Purchased Assets and the Assumed Liabilities (and any material non-public information with respect thereto) shall be deemed the confidential information of the Purchaser, and the Sellers shall maintain the confidentiality thereof in accordance with the terms of this Section 5.11.

Section 5.12           Notification of Certain Matters. Except with respect to the actions required by this Agreement, the Sellers shall give prompt notice to the Purchaser, on the one hand, and the Purchaser shall give prompt notice to the Sellers, on the other hand, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any of the representations or warranties in this Agreement of any Seller or the Purchaser, respectively, to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of any Seller or the Purchaser, respectively, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, the delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement.

Section 5.13           Suppliers. The Sellers shall, promptly following the request thereof by the Purchaser, seek and use their reasonable best efforts to arrange such meetings and telephone conferences with all material suppliers of the Sellers as may be necessary and appropriate for the Purchaser to conduct a comprehensive review of the Sellers’ relations with its suppliers.

Section 5.14          Misdirected Payments. From and after the Closing, (a) Sellers shall remit to the Purchaser with reasonable promptness any monies received by Sellers constituting or in respect of the Purchased Assets, Assigned Contracts and Assumed Liabilities, and (b) Purchaser shall remit to Sellers with reasonable promptness any monies received by Purchaser constituting or in respect of the Excluded Assets and Excluded Liabilities.

Section 5.15          Gift Cards and Customer Programs. From and after the date of this Agreement, the Sellers shall deposit all proceeds received from the sale of pre-paid gift cards into an escrow account used only to satisfy liabilities relating to such pre-paid gift cards. From and after the Closing, the Purchaser shall continue to honor (i) the Customer Programs and (ii) all pre-paid gift cards issued by the Sellers prior to the Closing and shall enter into an agreement with an appropriate vendor for the use of such vendor’s processing services. The Purchaser shall be solely liable for the Gift Card Liabilities and the Customer Program Liabilities from and after the Closing.

Section 5.16          “G” Reorganization.

(a)           The parties agree that the Purchaser has the right to elect by written notice (the “Reorganization Notice” substantially in the form attached hereto as Exhibit E) to the Sellers at any time prior to the Closing, to direct that the transactions contemplated by this Agreement shall instead be effected pursuant to the following transactions which are intended to qualify as a reorganization pursuant to Section 368(a)(1)(G) of the Code: (i) the Sellers shall contribute the Purchased Assets (other than Excluded Assets), free and clear of all Liens and claims (the “Asset Contribution”), to a newly formed Subsidiary of Cosi which is treated as a corporation for U.S. tax purposes (“Newco”) or one or more wholly-owned Subsidiaries of Newco which are treated as disregarded entities for U.S. income tax purposes in consideration for equity interests of Newco (with allocation of the equity interests to each Seller to be reasonably determined by the Purchaser) and Newco shall accept the Purchased Assets and assume only the Assumed Liabilities pursuant to Article II herein as if Newco was substituted for the Purchaser; (ii) immediately following the Asset Contribution, the Sellers shall exchange and deliver to the Purchaser, free and clear of any and all Liens and with all rights attached thereto, and the Purchaser shall acquire, 100% of the equity interests of Newco (the “Equity Exchange”) from the Sellers, and (iii) in consideration of the equity interests, the Purchaser shall exchange the Purchase Price in the same manner as set forth in this Agreement.

(b)           The Asset Contribution and Equity Exchange contemplated by this Section 5.16 shall be affected pursuant to amendments to this Agreement and such other customary documentation as may be agreed between the Purchaser and the Sellers, and such amended Agreement and other documentation is intended to constitute part of a “plan of reorganization” as defined in Treasury Regulation Section 1.368-2(g).

(c)           Purchaser shall bear all reasonable, actually incurred out-of-pocket costs incurred by Sellers as a result of electing to proceed with such Asset Contribution and Equity Exchange, including Sellers’ legal fees and expenses, whether or not such “G” Reorganization is ultimately concluded.

Section 5.17           Seller Disclosure Schedules. Sellers shall deliver to the Purchaser a final version of the Sellers’ Disclosure Schedules no later than October 28, 2016.

ARTICLE VI
EMPLOYEE MATTERS

Section 6.01           Transferred Employees.

(a)           The Sellers have provided to the Purchaser no later than four (4) days prior to the Closing Date, a letter that sets forth for each Business Employee, his or her (i) name, job title, employing entity, original hire date, service date and bonus, if any, paid or payable for calendar years 2015 and 2016, and status as exempt or non-exempt under the FLSA; (ii) accrued and unused vacation and other paid time off as of the Closing Date, (iii) current annualized salary (or, for individuals paid on an hourly basis, hourly rate of pay) and other compensation (including bonus, additional forms of pay, profit-sharing, pension benefits and other compensation for which he or she is eligible) now payable or payable during the remainder of 2016 to such Person, (iv) leave status (including type of leave, duration of leave and expected return date), (v) details of any applicable visa and (vi) details of any co-employment relationship.

(b)           Upon notice to the Sellers, and at mutually agreeable times, the Sellers will permit the Purchaser’s Representatives to meet with Business Employees after the Sale Hearing and prior to the Closing Date. The Purchaser or its Affiliate may, at its option, extend offers of employment to all or any of the Business Employees effective as of the Closing Date, with such offers subject to the occurrence of the Closing and satisfaction of the Purchaser’s or its applicable Affiliate’s applicable pre-employment screening processes (those employees who are offered and accept employment by the Closing Date, and who satisfy the applicable pre-hiring requirements and report for work with Purchaser or its Affiliate as scheduled following the Closing Date shall be known as “Transferred Employees”), it being understood that the Purchaser shall have no obligation to employ, or make offers of employment or engagement to, any Business Employee. From and after the execution of this Agreement, the Sellers shall use their best efforts to assist the Purchaser or its applicable Affiliate in retaining those Business Employees that it wishes to employ or engage and Sellers will not take any action (or fail to take any action) to prevent or discourage any Business Employee from accepting any offer of employment or engagement extended by Purchaser or any of its Affiliates.

(c)           On or before the Closing Date of each Transferred Employee, a Seller or one of their Affiliates shall take any necessary action to fully vest as of such date such Transferred Employee’s account balances and other benefits under all Employee Plans, if any, that (i) are employee pension benefit plans (as such term is defined in Section 3(2) of ERISA), (ii) provide nonqualified deferred compensation benefits or (iii) provide equity-based awards.

(d)           If the Purchaser provides written notice to the Sellers no later than five (5) days prior to the Closing Date of its intent to assume sponsorship of any of the Employee Plans, the applicable Seller or its Affiliate shall take any necessary action to cause the sponsorship of such Employee Plans to be transferred (to the extent transferable) to the Purchaser or its Affiliate on terms and conditions satisfactory to the Purchaser or such Affiliate. Any Employee Plan that is assumed by the Purchaser or its Affiliate in accordance with this Section 6.01(d) is referred to herein as an “Assumed Employee Plan.”

(e)           The provisions of this Section 6.01 are solely for the benefit of the parties and nothing in this Section 6.01, express or implied, shall confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.01, express or implied, shall be (i) deemed an amendment of any employee benefit plan providing benefits to any Employee, or (ii) construed to prevent Purchaser or any of its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Purchaser or any of its Affiliates may establish or maintain.

Section 6.02           No Obligation. Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be construed to require the employment of (or prevent the termination of employment of) any individual, require minimum benefit or compensation levels or prevent any change in the employee benefits provided to any individual Transferred Employee. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of any Seller or any other Person (including any beneficiary or dependent thereof) of any nature or kind whatsoever, including without limitation, in respect of continued employment (or resumed employment) for any specified period.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01           Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by the Sellers (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)           Representations, Warranties and Covenants. (i) All of the representations and warranties made by the Purchaser in this Agreement and in the Ancillary Agreements to which it is a party (without taking into account any materiality or similar qualifiers) shall be true and correct as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date), except for such inaccuracies that, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Purchaser to consummate the Transactions; (ii) the Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by the Purchaser on or prior to the Closing Date; and (iii) with respect to clauses (i) and (ii), at the Closing there shall be delivered to the Sellers a certificate signed by a duly authorized representative of the Purchaser to the foregoing effect.

(b)           Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority which are necessary to consummate the transactions contemplated hereby shall have been filed, been obtained or occurred and such authorizations, consents, orders or approvals shall not have expired or been withdrawn.

(c)           No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining, enjoining, otherwise prohibiting, or materially restricting the consummation of such Transactions.

(d)           Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall be a Final Order and (i) time to appeal the Sale Order shall have expired or (ii) the Sale Order shall have permitted the immediate closure of the sale and purchase of the Assets in accordance with Bankruptcy Rule 6004(h).

(e)           Bidding Procedures Order. The Bidding Procedures Order shall have been entered in the Chapter 11 Cases.

(f)           Closing Deliveries. (i) The Sellers shall have received all of the deliverables of the Purchaser as set forth in Section 2.09(l).

For the avoidance of doubt, there shall be no conditions precedent to Sellers’ obligation to consummate the transaction contemplated by this Agreement, except for those conditions precedent specifically set forth in this Section 7.01.

Section 7.02           Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by the Purchaser (provided that no such waiver shall be deemed to have cured any breach of any representation, warranty or covenant made in this Agreement):

(a)           Representations, Warranties and Covenants. (i) All of the representations and warranties made by the Sellers in this Agreement and in the Ancillary Agreements (without taking into account any Material Adverse Effect, materiality or similar qualifiers) shall be true and correct as of the date hereof and as of the Closing Date as though made at and as of the Closing Date (except to the extent such representations and warranties expressly speak as of an earlier date, which shall be true and correct as of such date); (ii) each Seller shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed by the Sellers on or prior to the Closing Date; and (iii) with respect to clauses (i) and (ii), at the Closing there shall be delivered to the Purchaser a certificate signed by a duly authorized representative of each Seller to the foregoing effect.

(b)           Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority which are necessary to consummate the transactions contemplated hereby shall have been filed, been obtained or occurred and such authorizations, consents, orders or approvals shall not have expired or been withdrawn.

(c)           No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that has the effect of making the Transactions illegal or otherwise restraining, enjoining, otherwise prohibiting, or materially restricting the consummation of such Transactions.

(d)           Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall be a Final Order.

(e)           Bidding Procedures Order. On or prior to October 20, 2016, the Bidding Procedures Order shall have been entered in the Chapter 11 Cases.

(f)           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g)           Closing Deliveries. The Purchaser shall have received all of the deliverables of (i) the Sellers as set forth in Section 2.09.

(h)           Contracts. The Sellers shall have obtained, to the extent necessary to effect the assignment of the Assigned Contracts set forth in Section 7.02(h) of the Sellers’ Disclosure Schedules and the assignment of the Intellectual Property pursuant to Section 5.06(b), the approval of the Bankruptcy Court pursuant to the Sale Order and, if needed, the Consent to the assignment from the applicable counterparties, and the Sellers shall have duly assigned such Contracts and Intellectual Property to the Purchaser and such Contracts and Intellectual Property shall be in full force and effect.

(i)           Permits and Licenses. All Permits and Licenses included in the Purchased Assets shall have been transferred to the Purchaser as legal and beneficial holder thereof, or, if any Permit and License is not transferable, a replacement Permit and License, on substantially similar terms, shall have been issued to the Purchaser.

(j)           Release of Liens. To the extent that the Sale Order authorizes the Sellers to file, execute, deliver and/or file Uniform Commercial Code termination statements, lien releases, discharges, financing change statements and such other documents, notices or instruments absent the consent of the holder of a Lien, the Sellers shall have executed, delivered and/or filed or, at the request of the Purchaser, duly authorized the Purchaser to file, such termination statements, lien releases, discharges, financing change statements or other documents, notices or other instruments as the Purchaser may reasonably deem necessary to release Liens (other than Permitted Liens) on the Purchased Assets, to the extent they are authorized to do so absent the consent of the holder of the Lien.

(k)           Intellectual Property. The Sellers shall have (i) executed and recorded all documentation necessary to confirm and effect the Sellers’ ownership of the Registered Owned Intellectual Property in the United States Patent and Trademark Office, the United States Copyright Office and other official offices, and (ii) delivered to the Purchaser all records and information necessary to confirm, effect and evidence the Sellers’ ownership of all Owned Intellectual Property, including evidence of entitlement to the foregoing, assignments, licenses, and other agreements, certificates, correspondence with attorneys, judicial or administrative decisions, pleadings, evaluations, opinions, and other memoranda, and any other applicable information required pursuant to Section 5.06(c).

(l)           General Release. The Sellers shall deliver a general release to the Purchaser as set forth on Exhibit F; provided, that such release shall not release the Purchaser of any of its obligations hereunder or under the Ancillary Agreements and the Sale Order;

(m)           Final Sellers’ Disclosure Schedules. Sellers shall have delivered to the Purchaser a final version of the Sellers’ Disclosure Schedules, including all schedules missing thereto as of the date hereof, all such schedules in form and substance reasonably satisfactory to the Purchaser.

(n)           Working Capital. The Sellers’ Closing Working Capital shall be at least $2,500,000.

(o)           No Default. No Default or Event of Default (as defined in the DIP Facility) shall have occurred and be continuing.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.01           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           by the Purchaser if the Closing shall not have occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this Section 8.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(b)           by the Purchaser, if the Bidding Procedures Order has not been entered by October 20, 2016;

(c)           by the Purchaser on or prior to November 4, 2016, if the Purchaser is not satisfied, in its sole and absolute discretion, with the results of its due diligence review and findings or the information contained in the Disclosure Schedules;

(d)           by either the Purchaser or the Sellers, immediately upon the issuance of a final and unappealable order, decree, or ruling or any other action by a Governmental Authority to restrain, enjoin or otherwise prohibit the Transfer of the Purchased Assets contemplated hereby;

(e)           by either the Purchaser or the Sellers (i) upon approval by the Bankruptcy Court of a transaction with an Alternate Purchaser (an “Alternate Transaction”); (ii) if the Sellers shall withdraw the Sale Motion or file any motion or other action before the Bankruptcy Court that is inconsistent with the consummation of the Transactions with Purchaser, (iii) upon acceptance by the Sellers of an Alternate Transaction; or (iv) if the Purchaser is not declared the winning bidder upon completion of the Auction;

(f)           by the Purchaser if, prior to the Closing Date, the Chapter 11 Cases are converted into cases under Chapter 7 of the Bankruptcy Code or dismissed, or if a trustee or examiner with expanded powers is appointed in the Chapter 11 Cases; provided, however, that if the Chapter 11 Cases are dismissed or converted to cases under Chapter 7 of the Bankruptcy Code because of the Purchaser’s failure to pay all obligations under this Agreement, then the Purchaser shall not be permitted to terminate this Agreement;

(g)           by the Purchaser if there shall be excluded from the Purchased Assets any Assigned Contract that is not assignable or transferable pursuant to the Bankruptcy Code or otherwise without the consent of any Person other than Sellers, to the extent that such consent shall not have been given prior to the Closing and such Assigned Contract, in the opinion of the Purchaser in its reasonable discretion, prevents it from effectively operating the Business;

(h)           by the Purchaser by written notice to the Sellers (i) if any event occurs or condition exists which would render impossible the satisfaction of one or more conditions to the obligations of the Purchaser to consummate the transactions contemplated by this Agreement as set forth in Section 7.02, or (ii) in accordance with Section 5.03;

(i)           by the Purchaser if there has occurred a material misrepresentation or other material breach by any Seller of its representations, warranties or covenants set forth herein or in any Ancillary Agreement; provided, however, that if such breach is susceptible to cure, subject to Section 8.01(a), the breaching party or parties shall have twenty (20) calendar days after receipt of written notice (which notice includes a summary description of such breach) from the Purchaser of its intention to terminate this Agreement if such breach continues in which to cure such breach;

(j)           by the Purchaser (i) upon the consummation of any transaction or series of transactions pursuant to which the Sellers or their respective Affiliates reorganize the Business, or (ii) if all or substantially all of the Sellers’ assets relating to the Business are sold, disposed of, or otherwise liquidated to a purchaser (the “Alternate Purchaser”) other than in a sale to the Purchaser pursuant to the transactions contemplated by this Agreement;

(k)           by the Purchaser if there has occurred a Material Adverse Effect with respect to the Business;

(l)           by the mutual written consent of each of the Sellers and the Purchaser; or

(m)           by the Purchaser, following a Termination Event (as such term is defined under the DIP Financing Order), provided that such Termination Event occurs on or prior to the Closing Date.

Section 8.02           Effect of Termination.

(a)           In the event that this Agreement shall be terminated pursuant to Section 8.01, all further obligations of the parties hereto under this Agreement shall terminate; provided, that the obligations of the parties hereto contained in Section 5.11, Section 10.01 through Section 10.15 and this Section 8.02 shall survive any such termination.

(b)           If this Agreement is terminated by the Purchaser pursuant to Section 8.01(e) or pursuant to Section 8.01(j), the Sellers will pay to Purchaser in immediately available funds a break-up fee to Purchaser of $315,000 plus expenses incurred by the Purchaser in an amount not to exceed $225,000 (the “Break-Up Protection”), or such other amounts agreed to by the Purchaser in the Bidding Procedures Order, which payment shall be authorized by the Bankruptcy Court in the Bidding Procedures Order. Notwithstanding anything to the contrary, the Break-Up Protection shall be due and paid no later than thirty (30) days after the Sellers accept an Alternate Transaction.

(c)           In furtherance of the foregoing, the obligations of the Sellers under Section 8.02 shall be joint and several amongst the Sellers, their estates and any party that acquires an interest in any of the Purchased Assets and the Break-Up Protection shall constitute an allowed administrative expense against the Sellers and their estates. The Sellers agree and acknowledge that the Purchaser has, in reliance on the availability of the payment, reimbursement and procedures set forth in this Agreement, researched the value of the Purchased Assets, has expended and will expend substantial resources and funds in connection with a purchase of the Purchased Assets, and is willing to serve as a “stalking horse” in connection with the proposed sale of the Assets for purposes of promoting competitive bidding that otherwise would not have been made. The Sellers acknowledge that the Purchaser has, by submitting the bid embodied in this Agreement, provided a benefit to the Sellers’ bankruptcy estates by increasing the likelihood that the price at which the Purchased Assets are sold or otherwise disposed will reflect their true worth and that absent the agreements regarding the payments contemplated by this Section 8.02, the Sellers may lose the opportunity to obtain the highest and best available offer in respect of the Assets.

ARTICLE IX
NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 9.01           Non-Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement shall terminate at the Closing, or upon termination of this Agreement pursuant to Section 8.01, and, following the Closing or the termination of this Agreement, as the case may be, no party hereto shall make any claim whatsoever for any breach of any such representation or warranty. Except as otherwise provided herein, each covenant and agreement of the parties hereto contained in this Agreement or in any Ancillary Agreement shall survive the execution and delivery of this Agreement and the Closing in accordance with its terms until a claim thereon is barred by the applicable statute of limitations.

ARTICLE X
GENERAL PROVISIONS

Section 10.01         Expenses. Except as otherwise specified in this Agreement (including 5.16(c) and 8.02(b)), all costs and expenses, including fees and disbursements of counsel, financial advisors, accountants and other advisors, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, subject to Bankruptcy Court approval, whether or not the Closing shall have occurred. As between the Purchaser and the Sellers, the Sellers shall bear all of the costs of administration of the Chapter 11 Cases.

Section 10.02         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for any party as shall be specified by such party in a notice given in accordance with this Section 10.02:

(a)           if to the Sellers:

Cosi, Inc.
294 Washington Street
Suite 510
Boston, Massachusetts 02108
Attention: Patrick Bennett

with a copy to:

Mirick, O’Connell, DeMallie & Lougee, LLP
1800 West Park Drive, Suite 400
Westborough, MA 01581
Attention: Joseph H. Baldiga
Facsimile: (508) 983-6232

(b)           if to the Purchaser:

LIMAB LLC
c/o AB Value Management LLC
84 Elm Street
Westfield, New Jersey 07090
Attention: David Polonitza
Facsimile: (908) 233-1793

with a copy to:

Milfam II, L.P.
3300 S. Dixie Highway, Suite 1-365
West Palm Beach, FL 33405
Attention: Eric Fangmann
E-Fax: (619) 923-2908

with a copy to:

Vinson & Elkins LLP
666 Fifth Avenue
26th Floor
New York, New York 10019
Attention: Steven M. Abramowitz
                   Lawrence S. Elbaum
Facsimile: (917) 849-5381

with a copy to:

O’Melveny & Myers LLP
400 South Hope Street
18th Floor
Los Angeles, CA 90071
Attention: Steve Warren
Facsimile: (213) 430-6407

Section 10.03         Public Announcements. Neither the Purchaser, on the one hand, nor the Sellers, on the other hand, shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions, or otherwise communicate with any news media without the prior written consent of the Sellers or the Purchaser, respectively, except as otherwise required by Law, applicable stock exchange regulation or in filings in the Bankruptcy Court or office of the United States trustee, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

Section 10.04         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 10.05         Entire Agreement. This Agreement (including the Exhibits hereto) and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Sellers and the Purchaser with respect to the subject matter hereof and thereof

Section 10.06        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including any trustee, receiver, receiver-manager, interim receiver or monitor or similar officer appointed in respect of the Sellers in the Chapter 11 Cases) and permitted assigns, but shall not be assignable or delegable by the Sellers without the prior written consent of the Purchaser and by Order of the Bankruptcy Court. The Purchaser may assign this Agreement or any of its rights or obligations hereunder to any one or more Affiliates or other designated entities without the consent of the Sellers and the Purchaser shall have no further liability in respect of the rights or obligations so assigned; provided that such assignee shall assume all such rights or obligations of the Purchaser hereunder. The Sellers agree to enter into such amendments to, or restatements of, this Agreement and the exhibits hereto as may be reasonably required to give effect to this Section 10.06, so long as such amendments or restatements do not adversely affect the rights of Sellers hereunder or thereunder.

Section 10.07         Non-Recourse.

(a)           No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of the Purchaser in such capacity, shall have any liability to any Seller for any obligations or liabilities of the Purchaser under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

(b)           No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of any Seller, in such capacity, shall have any liability to the Purchaser for any obligations or liabilities of such Seller under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 10.08         Amendment. This Agreement may not be amended or modified except (a) (i) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (ii) by a waiver in accordance with Section 10.09; and, (b) to the extent such amendment or modification is material, by an Order of the Bankruptcy Court.

Section 10.09        Waiver. Any Seller, on the one hand, or the Purchaser, on the other hand, may: (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered by the other pursuant hereto; or (c) waive compliance with any of the agreements or obligations of the other contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 10.10         No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.11         Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Bankruptcy Code. The parties hereto agree that the Bankruptcy Court shall be the exclusive forum for enforcement of this Agreement or the Transactions and (only for the limited purpose of such enforcement) submit to the jurisdiction thereof; provided that if the Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party: (a) agrees that all such actions or proceedings shall be heard and determined in a Massachusetts federal court sitting in The City of Boston; (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding; (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action or proceeding may be effected by providing a copy thereof by any of the methods of delivery permitted by Section 10.02 to such party at its address as provided in Section 10.02; provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Law.

Section 10.12         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13         Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 10.14         Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement, and therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

Section 10.15         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the Sellers and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PURCHASER

LIMAB LLC

By:	/s/ ANDREW BERGER
Name: Andrew Berger
Title: Manager

Signature Page to Asset Purchase Agreement

SELLERS

COSI, INC.

By:	/s/ PATRICK BENNETT
Name: Patrick Bennett
Title: Interim CEO & President

HEARTHSTONE PARTNERS, LLC

By:	/s/ PATRICK BENNETT
Name: Patrick Bennett
Title: Interim CEO & President

HEARTHSTONE ASSOCIATES, LLC

By:	/s/ PATRICK BENNETT
Name: Patrick Bennett
Title: Interim CEO & President

XANDO COSI MARYLAND, INC.

By:	/s/ PATRICK BENNETT
Name: Patrick Bennett
Title: Interim CEO & President

COSI SANDWICH BAR, INC.

By:	/s/ PATRICK BENNETT
Name: Patrick Bennett
Title: Interim CEO & President

Signature Page to Asset Purchase Agreement

EXHIBIT A

FORM OF ASSIGNMENT OF INTELLECTUAL PROPERTY

This Intellectual Property Assignment (this “Assignment”), dated as of [__], 2016, is being entered into by and among LIMAB LLC,2 a Delaware limited liability company (“Assignee”), Cosi, Inc., a Delaware corporation, Hearthstone Partners, LLC, a Massachusetts limited liability company, Hearthstone Associates, LLC, a Massachusetts limited liability company, Xando Cosi Maryland, Inc., a Maryland corporation, and Cosi Sandwich Bar, Inc., a Delaware corporation (collectively, the “Assignors,” and each individually an “Assignor”). Each of the parties to this Assignment is sometimes referred to individually in this Assignment as a “Party,” and all of the parties to this Assignment are sometimes collectively referred to in this Assignment as the “Parties.”

The Assignors and Assignee have entered into that certain Asset Purchase Agreement dated as of October 18, 2016 (the “Purchase Agreement”).

Pursuant to the Purchase Agreement, the Assignors have agreed to assign to the Assignee all of their right, title and interest in and to the Transferred Intellectual Property, including the patents and patent applications set forth on the attached Schedule 1 (collectively, the “Patents”), the Internet domain names set forth on the attached Schedule 2 (collectively, the “Domain Names”), the trademark(s) and/or service mark(s) applications and registrations set forth on the attached Schedule 3 (collectively, the “Trademarks”), the copyright(s) and/or copyright applications and registrations set forth in the attached Schedule 4 (collectively, the “Copyrights”), and the Assignee has agreed to acquire all right, title and interest in and to the Transferred Intellectual Property.

[The exchange set forth in this Assignment is part of a reorganization that is intended to qualify as a “reorganization” pursuant to Section 368(a)(1)(G) of the Internal Revenue Code of 1986, as amended and this Assignment of Trademarks agreement is intended to constitute part of the “plan of reorganization” as defined in Treasury Regulation Section 1.368-2(g).]3

In consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Definitions. Capitalized terms used in this Assignment but not defined in this Assignment have the meaning ascribed to them in the Purchase Agreement.

2.            Construction. In this Assignment, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Assignment, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) references to any Schedule, Section, subsection and other subdivision refer to the corresponding Schedules, Sections, subsections and other subdivisions of this Assignment unless expressly provided otherwise; (d) references in any Section or definition to any clause means such clause of such Section or definition; (e) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Assignment as a whole and not to any particular provision of this Assignment; (f) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”; (g) references to “days” are to calendar days; and (h) all references to money refer to the lawful currency of the United States. The Section titles and headings in this Assignment are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Assignment.

Exhibit A to Asset Purchase Agreement

___________________________
2 Note: Newco and/or its subsidiaries will be the acquiror if the Purchaser provides the Reorganization Notice in accordance with the terms of the Purchase Agreement.

3 Note: To be included only if the Purchaser provides the Reorganization Notice in accordance with the terms of the Purchase Agreement.

3.            Assignment. The Assignors hereby, absolutely and unconditionally, convey, sell, assign, transfer, grant and set over unto the Assignee, all of the Assignors’ worldwide rights, title and interest and benefit in and to the Transferred Intellectual Property, together the right to all past, present and future income, royalties, damages and payments due with respect to the foregoing and all rights of action, both at Law and in equity with respect thereto, including all rights to sue, settle any claims, and collect all damages for any past, present, or future infringement or misappropriation of the Transferred Intellectual Property, including the goodwill of the Business connected to the use of any of the Transferred Intellectual Property, the same to be held and enjoyed by the Assignee, its successors and assigns forever, as fully and entirely as the same could have been held and enjoyed by the Assignors if this sale had not been made and the Assignee does hereby accept such sale, assignment, transfer, grant, conveyance and set over.

4.            Recordation. The Assignors authorize and request the U.S. Patent and Trademark Office and the Internet Corporation for Assigned Names and Numbers, or any foreign equivalent thereto, and any other Governmental Authority to record the Assignee as owner of the Transferred Intellectual Property and of the entire title and interest in, to and under the same, for the use and enjoyment of the Assignee, its successors, assigns and other legal representatives. The Assignors shall take such steps and actions following the date hereof, including the execution of any documents or other similar items, to ensure that the Transferred Intellectual Property is properly assigned to the Assignee, or any assignee or successor thereto.

5.            Cooperation. The Assignors hereby covenant and agree that they will communicate to the Assignee, its successors, legal representatives and assigns, any material facts (including information relating to use or non-use, enforceability, or infringement of the Transferred Intellectual Property) known to the Assignors with respect to the Transferred Intellectual Property and testify in any legal proceeding, sign all lawful papers, execute all applications (including, but not limited to, powers of attorney, specific assignments, transfers and assurances), make all rightful oaths and use reasonable best efforts at the request of the Assignee to aid the Assignee, its successors, legal representatives and assigns in obtaining and enforcing protection for the Transferred Intellectual Property and in enjoying the full benefits thereof. The Assignors hereby constitute and appoint the Assignee the true and lawful attorney of the Assignors to act as the Assignors’ attorney-in-fact solely for the purpose of executing any documents and taking all necessary steps to cause the Assignors to perform any of the Assignors’ obligations set forth in this Assignment.

Exhibit A to Asset Purchase Agreement

6.            Governing Law. This Assignment shall be governed by, and construed in accordance with, the Laws of the State of New York and, to the extent applicable, the Bankruptcy Code. The parties hereto agree that the Bankruptcy Court shall be the exclusive forum for enforcement of this Assignment or the Transactions contemplated by the Purchase Agreement, and (only for the limited purpose of such enforcement) submit to the jurisdiction thereof; provided that if the Bankruptcy Court determines that it does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Assignment, then each party: (a) agrees that all such actions or proceedings shall be heard and determined in a New York federal court sitting in The City of New York; (b) irrevocably submits to the jurisdiction of such court in any such action or proceeding; (c) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court; and (d) agrees that service of process in any such action or proceeding may be effected by providing a copy thereof by any of the methods of delivery permitted by the Purchase Agreement to such party at its address as provided in the Purchase Agreement; provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Law.

7.            Successor and Assigns. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including any trustee, receiver, receiver-manager, interim receiver or monitor or similar officer appointed in respect of the Assignors in the Chapter 11 Cases) and permitted assigns, but shall not be assignable or delegable by the Assignors without the prior written consent of the Assignee and by Order of the Bankruptcy Court. The Assignee may assign this Assignment or any of its rights or obligations hereunder to any Affiliates or financing sources of the Assignee without the consent of the Assignors and the Assignee shall have no further liability in respect of the rights or obligations so assigned; provided that such assignee shall assume all such rights or obligations of the Assignee hereunder. The Assignors agree to enter into such amendments to, or restatements of, this Assignment and the exhibits hereto as may be reasonably required to give effect to this Section 10.06, so long as such amendments or restatements do not adversely affect the rights of Assignors hereunder or thereunder.

8.            Counterparts. This Assignment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Signature page follows.

Exhibit A to Asset Purchase Agreement

IN WITNESS WHEREOF, the Assignors and the Assignee have executed this Assignment as of the day and year first above written.4

ASSIGNEE:

LIMAB LLC

By:
Name: Andrew Berger
Title: Manager

Exhibit A to Asset Purchase Agreement

___________________________
4 NTD: Notarization should be added if any international registered IP will be assigned.

ASSIGNORS:

Cosi, Inc.

By:
Name: Patrick Bennett
Title: Interim CEO & President

Hearthstone Partners, LLC

By:
Name: Patrick Bennett
Title: Interim CEO & President

Hearthstone Associates, LLC

By:
Name: Patrick Bennett
Title: Interim CEO & President

Xando Cosi Maryland, Inc.

By:
Name: Patrick Bennett
Title: Interim CEO & President

Cosi Sandwich Bar, Inc.

By:
Name: Patrick Bennett
Title: Interim CEO & President

Exhibit A to Asset Purchase Agreement

EXHIBIT B

FORM OF ASSIGNMENT OF LEASED REAL PROPERTY

This Assignment of Lease (this “Agreement”) is entered into as of [●], 2016, between ______________________________, a ______________ (“Assignor”), and _________________________, a ____________________ (“Assignee”)9.

RECITALS:

A.            Assignor, as lessee, and _________________________, a _________________ (“Landlord”), as lessor, entered into the [Lease Agreement], dated as of __________________ (the “Lease”), [OR if the Lease has been previously amended, use the following: (the “Original Lease”). The Original Lease, as amended by ________________, is referred to herein as the “Lease”]. Under the Lease, Landlord is leasing to Assignor certain premises located at ________________________________, as more fully described in the Lease. Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Original Lease.

B.            Assignor desires to assign to Assignee all of Assignor’s interest in the Lease, and Assignee desires to assume all of Assignor’s obligations under the Lease, subject to the terms and conditions contained herein.

C.            The assignment and assumption set forth in this Assignment is part of a reorganization that is intended to qualify as a “reorganization” pursuant to Section 368(a)(1)(G) of the Internal Revenue Code of 1986, as amended and this Lease Assignment and Assumption agreement is intended to constitute part of the “plan of reorganization” as defined in Treasury Regulation Section 1.368-2(g).]10

AGREEMENTS:

For valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

1.            Assignment. Effective as of 11:59 p.m. on ____________________, 20__ (the “Effective Time”), Assignor hereby assigns to Assignee all of Assignor’s rights, title and interest in the Lease.

2.            Assumption of Liabilities. Assignee hereby assumes all of the obligations of the Tenant under the Lease arising on and after the Effective Time.

Exhibit B to Asset Purchase Agreement

___________________________
9 Note: Newco and/or its subsidiaries will be the assignee if the Purchaser provides the Reorganization Notice in accordance with the terms of the Purchase Agreement.

10 Note: To be included only if the Purchaser provides the Reorganization Notice in accordance with the terms of the Purchase Agreement.

3.            Notices; No Electronic Records. All notices and other communications given pursuant to this Agreement shall be in writing and shall be (2) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, (3) hand delivered to the intended addressee, (4) sent by nationally recognized overnight courier, or (5) sent by facsimile transmission followed by a confirmatory letter. Notice sent by certified mail, postage prepaid, shall be effective three business days after being deposited in the United States mail; all other notices shall be effective upon delivery to the address of the addressee. Assignor and Assignee hereby agree not to conduct the transactions or communications contemplated by this Agreement, by electronic means, except by facsimile transmission as specifically set forth in this Section (ii); nor shall the use of the phrase “in writing” or the word “written” be construed to include electronic communications except by facsimile transmissions as specifically set forth in this Section (ii). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

Assignor:

Attention:
Facsimile:

with a copy to:

Attention:
Facsimile:

Assignee:

Attention:
Facsimile:

with a copy to:

Attention:
Facsimile:

4.            Binding Effect; Governing Law. The Lease shall remain in full effect and this Agreement shall be binding upon Assignor and Assignee and their respective successors and assigns. This Agreement shall be governed by the laws of the state in which the property subject to the Lease is located.

Exhibit B to Asset Purchase Agreement

5.            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which shall constitute one document.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

Exhibit B to Asset Purchase Agreement

Executed as of the date first written above.

ASSIGNOR:           _____________________, a _________________

By:
Name:
Title:

ASSIGNEE:           _____________________, a _________________

By:
Name:
Title:

Exhibit B to Asset Purchase Agreement

EXHIBIT C

FORM OF BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as [●], 2016 (the “Effective Date”) is entered into by and between Cosi, Inc., a Delaware corporation, Hearthstone Partners, LLC, a Massachusetts limited liability company, Hearthstone Associates, LLC, a Massachusetts limited liability company, Xando Cosi Maryland, Inc., a Maryland corporation, and Cosi Sandwich Bar, Inc., a Delaware corporation (each, a “Seller” and collectively, the “Sellers”), on the one hand, in favor of [LIMAB/Newco],11 a Delaware limited liability company (“Purchaser”), on the other hand. Capitalized terms used but not defined herein shall have the meanings specified in the Purchase Agreement (as defined below).

RECITALS:

WHEREAS, Purchaser and Sellers have entered into that certain Purchase and Sale Agreement, dated as of October 18, 2016 (the “Purchase Agreement”), pursuant to which Sellers have agreed to sell, convey, assign, transfer and deliver unto Purchaser, and Purchaser has agreed to purchase from Sellers, substantially all of the assets of Sellers (as more particularly set forth on Annex A hereto, the “Purchased Assets”), but specifically excluding those assets set forth on Annex B hereto (the “Excluded Assets”);

WHEREAS, pursuant to the Purchase Agreement, Purchaser will not assume any Liabilities of Sellers other than the Assumed Liabilities, as more particularly set forth on Annex C hereto;

WHEREAS, as consideration for the conveyance of the Purchased Assets to Purchaser, Purchaser has paid to Sellers the Purchase Price

WHEREAS, Sellers desire to deliver to Purchaser such instruments of sale, conveyance, assignment, transfer and delivery as shall be effective to sell, convey, assign, transfer and deliver to Purchaser the Purchased Assets; and

[WHEREAS, the assignment and assumption set forth in this Assignment is part of a reorganization that is intended to qualify as a “reorganization” pursuant to Section 368(a)(1)(G) of the Internal Revenue Code of 1986, as amended and this Assignment and Assumption agreement is intended to constitute part of the “plan of reorganization” as defined in Treasury Regulation Section 1.368-2(g).]12

Exhibit C to Asset Purchase Agreement

___________________________
11 Note: Newco and/or its subsidiaries will be the acquiror if the Purchaser provides the Reorganization Notice in accordance with the terms of the Purchase Agreement.

12 Note: To be included only if the Purchaser provides the Reorganization Notice in accordance with the terms of the Purchase Agreement.

NOW, THEREFORE, for and in consideration of the Purchase Price and other good and valuable consideration, the receipt and sufficiency of which are expressly confessed and acknowledged, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

AGREEMENTS:

1.            SALE AND ASSIGNMENT.

(a)           For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Sellers hereby sell, convey, assign, transfer and deliver unto Purchaser and its successors and assigns, free and clear of all Liens, the Purchased Assets, including, without limitation, those assets listed on Annex A attached hereto, but not including any of the assets listed on Annex B; TO HAVE AND TO HOLD such Purchased Assets, with all appurtenances thereto, unto Purchaser and its successors and assigns forever.

(b)           Purchaser hereby purchases and accepts the Purchased Assets effective as of the Effective Date.

2.            ASSUMPTION OF LIABILITIES. PURCHASER DOES NOT ASSUME AND SHALL HAVE NO LIABILITY WHATSOEVER WITH RESPECT TO ANY LIABILITIES OF SELLERS OR ANY OTHER OBLIGATION OR LIABILITY IN RESPECT OF THE PURCHASED ASSETS WHETHER KNOWN OR UNKNOWN, DISCLOSED OR UNDISCLOSED, MATURED OR UNMATURED, CONTINGENT OR OTHERWISE, EXCEPT FOR THE ASSUMED LIABILITIES.

3.            DISCLAIMER OF WARRANTIES.

(a)           SELLERS ARE CONVEYING THE PURCHASED ASSETS WITHOUT REPRESENTATION OR WARRANTY, EXCEPT AS PROVIDED IN THE PURCHASE AGREEMENT.

(b)           Sellers and Purchaser agree that the disclaimers contained in Section 3(a) herein, are “conspicuous” disclaimers. Any covenant implied by statute or law by use of the words “grant,” “contribute,” “transfer,” “assign” or “convey” or any of them are hereby expressly disclaimed, waived and regulated.

4.            GENERAL PROVISIONS.

(a)           Binding Effect. This Agreement shall be binding on and inure to the benefit of Sellers, Purchaser and their respective successors and assigns, and no provisions of this Agreement shall be deemed to confer upon any other persons any remedy, claim, liability, reimbursement, cause of action or other right.

(b)           Governing Law. The Parties stipulate that this Agreement has been entered into in the State of New York. This Agreement shall be construed and interpreted and the rights of the Parties governed by the internal laws of the State of New York, without regard to any conflict of law or choice of law principles that would apply the substantive law of another jurisdiction.

Exhibit C to Asset Purchase Agreement

 (c)           Amendment, Modification and Waiver. None of the provisions of this Agreement may be waived, changed, supplemented or altered except in a signed writing by the party against whom enforcement of the same is sought. No waiver of any provision of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(d)           Further Assurances. Sellers agree, upon the request of Purchaser, to execute, acknowledge and deliver such further conveyances, notices, assignments, releases and acceptances and such other instruments and to take all and every such further action as may be reasonably necessary or appropriate to obtain any necessary consents or more fully to assure to Purchaser or its successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges by this instrument granted, bargained, sold, conveyed, assigned, transferred and delivered, or otherwise vested in Purchaser or intended so to be.

(e)           Interpretation. In the event that one or more provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

(f)           No Third Party Rights. The provisions of this Agreement are intended to bind Purchaser and Sellers and their successors and permitted assigns as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

(g)           Entire Agreement. This Agreement, together with the Purchase Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. In the event of a conflict or inconsistencies between the terms and conditions of this Agreement and the Purchase Agreement, the terms and conditions of the Purchase Agreement shall control.

(h)           Counterparts. This Agreement may be executed and delivered in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or scanned and emailed transmission shall be deemed the same as delivery of an original, shall have the same force and effect as manually-signed originals and shall be binding on the parties hereto. At the request of any party hereto, the parties hereto will confirm facsimile or scanned and emailed transmissions by signing a duplicate original document.

Signatures appear on the following page.

Exhibit C to Asset Purchase Agreement

IN WITNESS WHEREOF, Sellers and Purchaser have duly executed and delivered this Agreement to be effective as of the Effective Date.

PURCHASER

LIMAB LLC

By:
Name: Andrew Berger
Title: Manager

Exhibit C to Asset Purchase Agreement

SELLERS

COSI, INC.

By:
Name: Patrick Bennett
Title: Interim CEO & President

HEARTHSTONE PARTNERS, LLC

By:
Name: Patrick Bennett
Title: Interim CEO & President

HEARTHSTONE ASSOCIATES, LLC

By:
Name: Patrick Bennett
Title: Interim CEO & President

XANDO COSI MARYLAND, INC.

By:
Name: Patrick Bennett
Title: Interim CEO & President

COSI SANDWICH BAR, INC.

By:
Name: Patrick Bennett
Title: Interim CEO & President

Exhibit C to Asset Purchase Agreement

EXHIBIT D

SELLERS’ DISCLOSURE SCHEDULES

DATED OCTOBER [●], 2016

These Sellers’ Disclosure Schedules (the “Disclosure Schedules”) have been prepared and delivered by Cosi, Inc., a Delaware corporation, Hearthstone Partners, LLC, a Massachusetts limited liability company, Hearthstone Associates, LLC, a Massachusetts limited liability company, Xando Cosi Maryland, Inc., a Maryland corporation, and Cosi Sandwich Bar, Inc., a Delaware corporation (each a “Seller” and collectively, the “Sellers”), pursuant to that certain Asset Purchase Agreement, dated October 18, 2016, (the “Purchase Agreement”), by and among the Sellers and LIMAB LLC, a Delaware limited liability company (the “Purchaser”). These Disclosure Schedules are incorporated by reference into and made a part of the Purchase Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Purchase Agreement. The heading and section references in the Disclosure Schedules refer to the corresponding sections of the Purchase Agreement and are inserted only for convenience and are not intended and do not alter the meaning of any provision of the Purchase Agreement. References in the Disclosure Schedules to any other document, agreement or instrument are not intended to be full descriptions of any such document, agreement or instrument, and are qualified in their entirety by reference thereto.

No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material, or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

The information provided in the Disclosure Schedules is intended to qualify and limited the specific representations, warranties, and covenants of the Sellers contained in the Purchase Agreement to the extent, but only to the extent, provided by the Purchase Agreement. Such information is being provided solely for the purpose of making the required disclosures under the Purchase Agreement, and shall not be deemed to expand in any way the scope of any of the representations, warranties or covenants set forth in the Purchase Agreement. In disclosing such information, the Sellers expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work product doctrine with respect to any of the matters disclosed or discussed herein.

Exhibit D to Asset Purchase Agreement

EXHIBIT E

REORGANIZATION NOTICE

[●], 2016

Cosi, Inc.
294 Washington Street
Suite 510
Boston, Massachusetts 02108
Attention: Patrick Bennett

Reference is hereby made to Asset Purchase Agreement, dated October 18, 2016 (the “Purchase Agreement”), by and among Cosi, Inc., a Delaware corporation, Hearthstone Partners, LLC, a Massachusetts limited liability company, Hearthstone Associates, LLC, a Massachusetts limited liability company, Xando Cosi Maryland, Inc., a Maryland corporation, and Cosi Sandwich Bar, Inc., a Delaware corporation (each a “Seller” and collectively, the “Sellers”), and LIMAB LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the Asset Purchase Agreement.

Purchaser hereby gives the Sellers notice pursuant to Section 5.16 of the Purchase Agreement that it elects and directs that the transactions contemplated by the Purchase Agreement be effected pursuant to the Asset Contribution, Equity Exchange and other transactions described in Section 5.16 of the Purchase Agreement.

PURCHASER

LIMAB LLC

By:
	Name:	Andrew Berger
	Title:	Manager

Exhibit E to Asset Purchase Agreement

EXHIBIT F

FORM OF GENERAL RELEASE

LIMAB LLC
c/o AB Value Management LLC
84 Elm Street
Westfield, New Jersey 07090
Attention: David Polonitza

[●], 2016

Re:	Release and Waiver pursuant to that certain Purchase Agreement (as defined below)

To Whom It May Concern:

Reference is hereby made to that certain Asset Purchase Agreement, dated October 18, 2016, (the “Purchase Agreement”), by and among Cosi, Inc., a Delaware corporation, Hearthstone Partners, LLC, a Massachusetts limited liability company, Hearthstone Associates, LLC, a Massachusetts limited liability company, Xando Cosi Maryland, Inc., a Maryland corporation, and Cosi Sandwich Bar, Inc., a Delaware corporation (each a “Seller” and collectively, the “Sellers”), and LIMAB LLC, a Delaware limited liability company (the “Purchaser”). All capitalized terms used but not defined herein have the meanings given to them in the Purchase Agreement.

As a condition to the consummation of the transactions contemplated by the Purchase Agreement, the Sellers have agreed to execute and deliver this release.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to induce the Purchaser to consummate the transactions contemplated by the Purchase Agreement, the Sellers agree as follows:

1.             Effective as of the Closing, each Seller, on behalf of itself and each of its Affiliates (collectively, the “Releasor Parties”), unconditionally and irrevocably releases and discharges the Purchaser and each of the Purchaser’s Affiliates (the “Released Parties”) from, and hereby waives, and is estopped from claiming, any and all Losses, claims, rights and causes of action of any kind or nature whatsoever whether arising in contract, tort, statute or otherwise (collectively, “Claims”) that the Releasor Parties had, now have or may hereafter have, whether known or unknown, against any of the Released Parties arising out of any matter, cause or event occurring on or prior to the date hereof relating to an obligation under the Purchase Agreement; provided, however, that nothing herein shall operate to release any obligations under the Purchase Agreement that are, by the express terms thereof, to be performed after the Closing. Notwithstanding the foregoing, nothing herein shall be deemed to release AB Opportunity Fund, AB Value Partners or Milfam from any Claims (or relinquish any of their defenses) in their capacities as holders of the Existing Notes.

Exhibit F to Asset Purchase Agreement

2.             This Release shall be binding on the Releasor Parties and their respective successors and assigns, and shall inure to the benefit of the Released Parties and their respective successors and assigns.

3.             No amendment, modification or waiver of any of the provisions of this release shall be effective against any Seller unless such modification, amendment or waiver is approved in writing by such Seller and the Purchaser.

4.             This Release shall be governed by and construed in accordance with the internal Laws of the State of New York, without giving effect to the principles of conflicts of Laws thereof.

5.             This Release shall be deemed to have been executed and delivered and given simultaneously with the Closing contemplated by the Purchase Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit F to Asset Purchase Agreement

IN WITNESS WHEREOF, the undersigned has caused this release to be duly executed and delivered as of the date first written above.

COSI, INC.

By:
Name:	Patrick Bennett
Title:	Interim CEO & President

HEARTHSTONE PARTNERS, LLC

By:
Name:	Patrick Bennett
Title:	Interim CEO & President

HEARTHSTONE ASSOCIATES, LLC

By:
Name:	Patrick Bennett
Title:	Interim CEO & President

XANDO COSI MARYLAND, INC.

By:
Name:	Patrick Bennett
Title:	Interim CEO & President

COSI SANDWICH BAR, INC.

By:
Name:	Patrick Bennett
Title:	Interim CEO & President

Exhibit F to Asset Purchase Agreement